Exhibit 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

dated as of July 24, 2007 and

effective as of July 13, 2007

by and among

VALUECLICK, INC.

(“Parent”),

MM ACQUISITION CORP.

(“Merger Sub”),

MEZI MEDIA

(the “Company”)

and

TALMADGE O’NEILL

(the “Shareholders Representative”)

Section 10.15 Counterparts 7AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (as amended from time to time pursuant to the terms hereof, this “Agreement”) is made and entered into as of July 24, 2007 and is effective as of July 13, 2007 by and among ValueClick, Inc., a Delaware corporation (“Parent”), MM Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Mezi Media, a California corporation (the “Company”), and the Shareholders Representative (as defined in Section 10.13(a) and solely for the purpose of agreeing to the provisions of Section 10.13).

BACKGROUND

A. The respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the merger of Merger Sub with and into the Company (the “Merger”) is advisable and in the best interests of their respective shareholders, and such Boards of Directors have approved the Merger, this Agreement, and the transactions contemplated hereby;

B. Upon the terms and subject to the conditions set forth in this Agreement, pursuant to which (i) each share of common stock, par value $0.001 per share of the Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (as defined in Section 2.3), other than shares owned or held directly or indirectly by Parent or the Company and other than Dissenting Shares (as defined in Section 3.2), and (ii) each outstanding option exercisable into shares of Company Common Stock, whether vested or unvested, but unexercised immediately prior to the Effective Time and each stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company (collectively, “Company Options”) shall be converted into the right to receive the consideration set forth in this Agreement, subject to adjustment pursuant to Section 2.6(e) and subject to (a) the provisions of Section 2.7 pursuant to which a portion of the cash allocable to (I) the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time (the “Shareholders”) will be deposited into the Escrow Fund (as defined in Section 2.7) and (II) the holders of Company Options (the “Optionholders”) will be retained by Parent and (b) the provisions of Section 2.8 and Article VIII pursuant to which the Shareholders and the Optionholders may hereafter be entitled to receive additional Earnout Consideration (as defined in Section 2.8) and such Earnout Consideration may be offset against Losses of Parent and its Affiliates, as described in Article VIII hereof;

C. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also prescribe various conditions to the transactions contemplated by this Agreement;

D. In recognition of the consideration receivable pursuant to this Agreement and in connection with the purchase of all their respective shares of Company Common Stock in connection with the Merger, certain employee Shareholders and Optionholders and certain other key employees of the Company have agreed to enter into a non competition agreement with Parent substantially in the form of Exhibit A attached hereto (the “Non Competition Agreement”); and

E. Concurrently with the execution and delivery of this Agreement, Shareholders holding at least 99% of the issued and outstanding shares of Company Common Stock have executed a written consent, in the form attached thereto as Exhibit B (the “Shareholder Consent”), approving this Agreement, the Agreement of Merger (as defined in Section 2.1) and the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties to this Agreement hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of California.

“California Law” means the California Corporation Code.

“Change of Control” means the occurrence of any of the following events: (i) a merger or consolidation of Parent by means of a single transaction or in a series of related transactions with or into any other Person or Persons in which the stockholders of Parent as of immediately prior to such merger or consolidation, do not continue to hold at least a 50% interest in the surviving entity; (ii) the sale, lease, exclusive license or other disposition, directly or indirectly, in a single transaction or in a series of related transactions, of all or substantially all of the assets of Parent or the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Surviving Corporation, to any Person or Group if, pursuant to such transaction, Parent does not, directly or indirectly, own all or substantially all of the assets of the Surviving Corporation; (iii) any other like transaction or series of related transactions in which the stockholders of Parent do not own a majority of the outstanding shares of the surviving entity; or (iv) a transaction or series of related transactions in which in excess of 50% of Parent’s voting power is transferred to a single stockholder or a Group, or a transaction or series of related transactions in which less than 50% of Parent’s voting power is transferred but results in a single stockholder or a Group holding more than 50% of the Parent’s voting power.

“China Closing Bonus Amount” means $600,000.00.

“Company Business” means the business activities and operations of the Company as conducted prior to the Merger.

“Company Employee” means each employee of the Company and its Subsidiaries.

“Company IP Agreements” means all written agreements between the Company or any of its Subsidiaries and any third party relating to the licensing or sublicensing of any Intellectual Property or to the development or use of Intellectual Property, in each case other than non-exclusive licenses in the standard form presented by the publisher of off-the-shelf, commercially available software.

“Company IP Rights” means the Intellectual Property used, held for use or necessary to conduct the business of the Company and its Subsidiaries as currently conducted in all respects.

“Company-Licensed IP Rights” means Company IP Rights that are not Company-Owned IP Rights and that are licensed under Company IP Agreements.

“Company-Owned IP Rights” means Company IP Rights that are owned by the Company or any of its Subsidiaries.

“Company Product or Service” means any product or service produced, manufactured, marketed, licensed, sold, furnished, developed or distributed by the Company or any of its Subsidiaries at any time prior to the Closing, including any software (other than any off-the-shelf, commercially available software licensed to the Company on a non-exclusive basis in the standard form presented by the publisher) used by the Company or any of its Subsidiaries to provide any services.

“Company Software” means any software with respect to which the Company or any Subsidiary owns some or all of the Intellectual Property.

“Confidentiality Agreement” means that certain Confidentiality Agreement between Parent and the Company, dated as of February 22, 2007, as may be amended from time to time.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, purchase order, mortgage, license, franchise agreement, binding commitment or other arrangement, whether written or oral.

“EBITDA” means income before interest income, interest expense, depreciation , amortization and income taxes, but excluding the effects of capitalizing software development costs, if any, as calculated by the Company prior to the Merger. The calculation will be made as follows:

Net Revenue
Less: Marketing Expenses and Other Costs of Revenue
Less: Operating Expenses

Additionally, for the purposes of calculating EBITDA, the following will be excluded: any extraordinary gains or losses under GAAP, interest expense and interest income, foreign exchange gains and losses, income Taxes, state franchise and similar Taxes, depreciation, amortization of intangible assets, amortization of financing or related fees in connection with the Merger (including any Parent expenses relating to the calculation of any Earnout Consideration or processing indemnity claims), compensation expenses arising out of the grant of stock awards to employees of the Company or any of its Subsidiaries, and costs necessary for compliance with the Sarbanes-Oxley Act of 2002. Also, any fees, costs and expenses of counsel that any Parent Indemnified Person recovers under Section 8.1 (without giving effect to Section 8.3) as Losses shall not be considered expenses of the Company for purposes of calculating EBITDA.

In making this computation, the Company will be treated as a separate business unit, and any charges or expenses of Parent not related to or reasonably necessary for the operation of the Company or the Company Business (including general corporate overhead) will be excluded.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer or other assignment (such as a right of first refusal or other similar rights relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership), defect of title, or other encumbrance of any kind or character.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Fully Diluted Shares” means the aggregate number of shares of Company Common Stock (other than Shares to be cancelled in accordance with Section 2.6(a)) outstanding immediately prior to the Effective Time plus the aggregate number of shares of Company Common Stock underlying Company Options outstanding immediately prior to the Effective Time using the treasury stock method of calculation. Fully Diluted Shares will be recalculated as of December 31, 2007, December 31, 2008, and December 31, 2009, as applicable, for purposes of determining the distribution of the Earnout Consideration in accordance with Section 2.8.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, whether federal, state, county, local or foreign.

“Governmental Order” means any order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Group” means two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the applicable securities or assets referred to in the definition of “Change of Control.”

“Indebtedness” means, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) obligations under any interest rate, currency or other hedging agreement, (e) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (f) all capitalized lease obligations as determined under GAAP, (g) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (f) above, and (h) for clauses (a) through (g) above, all accrued but unpaid interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness on the Closing Date.

“Insolvency Event” means the occurrence of any of the following events: Parent (i) applying for or consenting to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its or any of its subsidiaries’ properties, (ii) being unable, or admitting in writing its or its subsidiaries’ inability, to pay its or its subsidiaries’ debts generally as they mature, (iii) making a general assignment for the benefit of its, its subsidiaries or any of their creditors, (iv) being dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commencing a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself, any of its subsidiaries or their debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consenting to any such relief or to the appointment of or taking possession of their property by any official in an involuntary case or other proceeding commenced against it or any of their subsidiaries, or (vii) taking any action for the purpose of effecting any of the foregoing.

“Intellectual Property” means the rights associated with or arising out of any of the following: (i) domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures; (ii) all Trade Secrets; (iii) all copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefore and corresponding rights in works of authorship; and (iv) all trademarks, service marks, logos, trade dress, trade names, domain names and other indicia of commercial source, origin, sponsorship, endorsement or certification (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith and all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“IRS” means the United States Internal Revenue Service, and any successor agency thereto.

“Knowledge of the Company” or “known to the Company” and any other phrases of similar import means, with respect to any matter in question relating to the Company or any of its Subsidiaries, except as set forth below, the actual, conscious (and not constructive, implied or imputed) knowledge of Talmadge O’Neill, Harry Tsao, Mike Wang and Richard Chino, without obligation of inquiry; provided, however, the Company shall be deemed to have knowledge of matters as such Persons would reasonably be expected to discover or otherwise become aware in the ordinary course of performance of his duties and responsibilities.

“Law” means any federal, state, county, local or foreign statute, law, ordinance, regulation, rule, code, order or rule of common law.

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Loss(es)” means any Liability, loss, damage, claim, suit, settlement, cost and expense, including costs of investigation, settlement and defense and reasonable legal fees, court costs, and any interest costs or penalties.

“Marketing Expenses” means the corresponding line item from the Company Financial Statements.

“Material Adverse Effect” means any event, change, circumstance, effect or state of facts that, individually or in the aggregate, (a) is or would be reasonably likely to be materially adverse to the business, condition (financial or otherwise), results of operations or assets and properties of the Company and its Subsidiaries, taken as a whole, or (b) is or would be reasonably likely to prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, except in the case of (a) or (b) for any such changes or effects resulting directly or indirectly from (i) the public announcement, pendency or performance of this Agreement or the transactions contemplated hereby (including any action or inaction by the Company’s customers, suppliers, employers or competitors); (ii) changes in the industries in which the Company or any of its Subsidiaries operates so long as the Company or any of its Subsidiaries is not disproportionately affected thereby; or (iv) changes in general (domestic, foreign or global) economic conditions so long as the Company or any of its Subsidiaries is not disproportionately affected thereby.

“Net Revenue” means the revenue (as defined and in accordance with GAAP in a manner consistent with the Audited Company Financial Statements) attributable to the Company Business.

“Open Source Software” means any software that is licensed under terms that require source code for such software or for software derived from such software to be provided or made available to subsequent licensees or sublicensees, including, without limitation, the Artistic License, the Mozilla Public License, the GNU General Public License and the Lesser General Public License.

“Operating Expenses” means the corresponding line item from the Company Financial Statements.

“Other Cost of Revenues” means the corresponding line item from the Company Financial Statements.

“Permit” means any license, permit, franchise, approval, certificate, consent, waiver, concession, exemption, order, registration, notice or other authorizations of or with any Governmental Authority required by applicable Law for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business as of the date of this Agreement or as of the Closing.

“Permitted Encumbrances” means (i) all statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained on the Current Balance Sheet in accordance with GAAP; (ii) all cashiers’, landlords’, workmens’, repairmens’, warehousemens’ and carriers’ liens and other similar liens imposed by Law, incurred in the ordinary course of business securing payments not yet due or delinquent; (iii) all Laws and Governmental Orders; (iv) all leases, subleases, licenses, concessions or service contracts to which any Person or any of its Subsidiaries is a party; (v) non-monetary Encumbrances identified on title policies or preliminary title reports or other documents or writings included in the public records; and (vi) all other liens and mortgages, covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which do not, individually or in the aggregate, materially detract from the value of, materially interfere with, or otherwise affect the present use and enjoyment of the asset or property subject thereto or affected thereby.

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, any successor statutes thereto, and the rules and regulations promulgated thereunder.

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past five years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any immediate family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family equity or ownership interests of such specified Person.

“S Corporation Tax Return” means Form 1120S and such schedules and attachments that are required to be filed therewith, and any corresponding form and related schedules and attachments required to be filed therewith for applicable state or local income tax purposes.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission issued under such Act, as they may, from time to time, be in effect.

“Subsidiary” means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” means any (i) all federal, state, local foreign, and other net income, gross income, gross receipts, sales, use, withholding, payroll, employment, value added, excise, severance, stamp, customs, duties, registration, license, lease, service, service use, ad valorem, transfer, franchise, profits, property, capital stock, premium, minimum and alternative minimum or other taxes, assessments or charges of any kind whatsoever imposed by a governmental taxing authority (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by a governmental taxing authority with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any written tax sharing, tax indemnity or tax allocation agreement to indemnify any other Person.

“Tax Return” means a report, return or other information required to be supplied or supplied to a Governmental Authority with respect to any Tax, including any schedules and attachments that are required to be filed therewith and any amendments thereto.

“Third Party Transaction Expenses” means all fees and expenses payable by the Company or any of its Subsidiaries in connection with the Merger and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties.

“Trade Secrets” means trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, software source code, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information.

Section 1.2 Certain Additional Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
2007 Earnout Consideration	2.8	(a)(i)
2008 Earnout Consideration	2.8	(b)(i)
2009 Earnout Consideration	2.8	(c)(i)
2007 In-the-Money Options	2.8(a)(iv)
2008 In-the-Money Options	2.8(b)(iv)
2009 In-the-Money Options	2.8(c)(iv)
2007 China Bonus Pool	2.8	(a)(v)
2008 China Bonus Pool	2.8	(b)(v)
2009 China Bonus Pool	2.8	(c)(v)
Acquisition Transaction	6.11
Agreement	Preamble
Agreement of Merger	2.1
Allocation	6.14	(b)
Audited Company Financial Statements	4.6
Balance Sheet Date	4.6
Bonus Pool	6.9	(b)
Certificates	3.1	(b)
China Bonus Employees	6.9	(b)(i)
Claim Certificate	8.5
Claim Notice	8.1
Claiming Party	8.6
Closing	2.2
Closing Consideration	2.6
Closing Date	2.2
Company	Preamble
Company Articles of Incorporation	4.3	(a)
Company Benefit Plan	4.16	(a)
Company Bylaws	4.3	(a)
Company Common Stock	Background
Disclosure Schedule	Article IV Preamble
Company Financial Statements	4.6
Company IP Applications	4.14	(d)
Company Options	2.6	(d)
Company Representative	6.11
Company Stock Plan	2.6	(d)
Company Registered IP	4.14	(d)
Current Balance Sheet	4.6
Dissenting Shares	3.2
Earnout Consideration	2.8
Earnout Escrow Amount	2.7	(b)
Earnout Report	2.8	(d)(i)
Effective Time	2.3
Escrow Agent	2.7	(a)
Escrow Agreement	2.7	(a)
Escrow Amount	2.7	(b)
Escrow Claims Period	8.4
Escrow Claim Period Expiration Date	8.4
Escrow Fund	2.7	(b)
Escrow Pro Rata Portion	2.7	(a)
Expiration Date	8.1
HSR Act	4.5
Losses	8.2	(a)
Indemnification Escrow Amount	2.7	(a)
Indemnifying Shareholders	8.2	(a)
Indemnity Threshold Amount	8.3	(a)
Initial In-the-Money Options	2.6	(d)
Key Employees	6.8
Leased Real Property	4.13	(a)
Listed Contract	4.15	(a)
Majority Holders	10.13	(a)
Merger	Background
Merger Sub	Preamble
Merger Sub Common Stock	2.6	(b)
Non Competition Agreement	Background
Objecting Party	8.6
Objection Notice	8.6
Objection Period	8.6
Offer Letter	6.8
Officer’s Certificate	8.5
Optionee Certification	2.6	(d)
Other Employees	6.8
Parent	Preamble
Parent Indemnified Person	8.2	(a)
Parent Indemnifying Parties	8.2	(b)
Parent Subsidiaries	5.5
Per Share 2007 Earnout Consideration	2.8(a)(iii)
Per Share 2008 Earnout Consideration	2.8(b)(iii)
Per Share 2009 Earnout Consideration	2.8(c)(iii)
Per Share Closing Consideration	2.6	(c)
Preliminary Non-Cash Working Capital Calculation	2.6(e)(ii)
Real Property Leases	4.13	(a)
Shareholder Consent	Background
Shareholder Indemnified Person	8.2	(b)
Shareholders	Background
Shareholders Representative	10.13	(a)
Spreadsheet	6.10
Surviving Corporation	2.1
Tax Losses	8.3	(c)
Unaudited Company Financial Statements	4.6
US Bonus Employees	6.9(b)(ii)

ARTICLE II.

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, the Agreement of Merger, in substantially the form attached hereto as Exhibit C (the “Agreement of Merger”), and in accordance with California Law, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with California Law.

Section 2.2 Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) shall take place at the offices of Jones Day, 1755 Embarcadero Road, Palo Alto, California on August 15, 2007 or if the conditions set forth in Article VII shall not have been fulfilled or waived by such date, as soon as practicable (but in no event no more than two (2) Business Days) after such conditions shall have been satisfied or waived (such date hereinafter, the “Closing Date”).

Section 2.3 Effective Time. The Merger shall become effective when the Agreement of Merger, together with the related officers’ certificates, executed in accordance with the relevant provisions of California Law and to be filed if, as and when the Closing occurs, is accepted for record by the Secretary of State of the State of California. When used in this Agreement, the term “Effective Time” shall mean the later of the date and time at which the Agreement of Merger is accepted for record or the date and time established by the Agreement of Merger.

Section 2.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Agreement of Merger and the applicable provisions of California Law.

Section 2.5 Articles of Incorporation and Bylaws; Directors and Officers.

(a) At the Effective Time and without any further action on the part of the Company or Merger Sub, the Company’s Articles of Incorporation shall be amended and restated as set forth as Exhibit A to the Agreement of Merger, until thereafter changed or amended as provided therein or applicable Law. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Company Articles of Incorporation and applicable Law.

(b) The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or officer or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6 Conversion of Securities. At the Closing, notwithstanding anything to the contrary set forth in this Agreement, the aggregate maximum consideration to be paid to the Shareholders and the Optionholders by Parent for all the outstanding Company Common Stock and Company Options shall be $103,300,000.00 in cash minus any unpaid Indebtedness and unpaid Third Party Transaction Expenses, in each case as set forth on the Closing Date Balance Sheet (as defined in subparagraph (e) below), minus an amount equal to the China Closing Bonus Amount and subject to further adjustment as provided in subparagraph (e) below (such amount, as adjusted, the “Closing Consideration”), subject to the deposit of a portion of the Closing Consideration into the Escrow Fund as provided in Section 2.7. In addition, the Shareholders and the Optionholders shall receive the Earnout Consideration, if any, payable as provided in Section 2.8. By virtue of the Merger and without any action on the part of any Shareholder or Optionholder or the holder of any shares of capital stock of Merger Sub:

(a) At the Effective Time, each share of Company Common Stock that is owned by the Company or any of its Subsidiaries shall be canceled and shall cease to exist without any conversion thereof, and no consideration shall be delivered or deliverable in exchange therefor.

(b) At the Effective Time, each share of common stock of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of Merger Sub Common Stock shall evidence ownership of shares of common stock of the Surviving Corporation.

(c) At the Effective Time, each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock described in subparagraph (a) above and any Dissenting Shares) automatically will be converted into the right to receive an amount in cash equal to the aggregate amount of the Closing Consideration (subject to the escrow of a portion of the Closing Consideration pursuant to Section 2.7) divided by the number of Fully Diluted Shares (the “Per Share Closing Consideration”). In addition, the Shareholders shall be entitled to receive the Earnout Consideration as and to the extent provided in Section 2.8.

(d) Each Company Option outstanding immediately prior to the Effective Time having an exercise price less than the Per Share Closing Consideration (the “Initial In-the-Money Options”) shall be automatically cancelled and converted into (i) the right to receive at the Effective Time, an amount in cash equal to the Per Share Closing Consideration multiplied by the number of shares of Company Common Stock underlying such Initial In-the-Money Option, minus the aggregate exercise price with respect to such Initial In-the-Money Option (subject to the retention by Parent of a portion of the Closing Consideration pursuant to Section 2.7) and (ii) the right to receive the Earnout Consideration as and to the extent provided in Section 2.8. Each outstanding Company Option having an exercise price greater than or equal to the Per Share Closing Consideration shall be automatically cancelled and converted into the right to receive the Earnout Consideration as and to the extent provided in Section 2.8 and shall not be entitled to receive any portion of the Closing Consideration. The amounts payable to Optionholders pursuant to this Section 2.6(d) shall be reduced by applicable withholding taxes.

(e) The amount of Closing Consideration paid to the Shareholders and the Optionholders, if any, shall be adjusted as set forth in this subclause (e).

(i) The amount of Closing Consideration shall be adjusted downward, on a dollar for dollar basis, (A) to the extent that the cash balance on the Closing Date Balance Sheet is less than $800,000, by an amount equal to such shortfall and (B) to the extent that Non-Cash Working Capital calculated from the Closing Balance Sheet is less than $4,500,000, by an amount equal to one-half of any such shortfall.

(ii) The amount of Closing Consideration shall be adjusted upward, on a dollar for dollar basis, (A) to the extent that the cash balance on the Closing Date Balance Sheet is greater than $800,000, by an amount equal to such excess, and (B) to the extent that Non-Cash Working Capital calculated from the Closing Date Balance Sheet is greater than $4,500,000, by an amount equal to one-half of any such excess.

(iii) For purposes of this Agreement, (A) "Non-Cash Working Capital” is defined as (1) total current assets of the Company and its Subsidiaries defined by GAAP (other than cash), less (2) total current liabilities of the Company and its Subsidiaries defined by GAAP (but excluding any unpaid Third Party Expenses or Indebtedness resulting in a reduction in the Closing Consideration under Section 2.6). “Closing Date Balance Sheet” is defined as the consolidated balance sheet of the Company as of the Closing Date.

(f) To facilitate and expedite the calculation of any necessary adjustments to the Closing Consideration, the Company has prepared in good faith and delivered to Parent a calculation of the amount of the Company’s cash balance, Non-Cash Working Capital, unpaid Indebtedness and unpaid Third Party Transaction Expenses as of May 31, 2007 (a copy of which is attached hereto as Section 2.6(f) of the Disclosure Schedule), and five (5) Business Days prior to the Closing, an update of such calculation showing the Company’s best estimate of the Closing Balance Sheet as of the Closing Date and, based thereon, the estimated cash balance, Non-Cash Working Capital, unpaid Indebtedness and unpaid Third Party Transaction Expenses as of the Closing.

Section 2.7 Escrow Agreement; Escrow Fund; Retention of Optionholder Consideration.

(a) On the Closing Date, notwithstanding any foregoing provisions of this Article II to the contrary, Parent, Wells Fargo Bank, N.A. (the “Escrow Agent”) and the Shareholders Representative shall execute the escrow agreement substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”) and Parent shall deposit with the Escrow Agent, for the benefit and on behalf of the Shareholders (other than Dissenting Shares), a portion of the Closing Consideration in cash equal to $10,000,000.00 multiplied by the quotient obtained by dividing (i) the portion of the Closing Consideration received by Shareholders by (ii) the Closing Consideration (the “Indemnification Escrow Amount”) to be held in escrow in accordance with the provisions of the Escrow Agreement. The portion of the Indemnification Escrow Amount deposited on behalf of each Shareholder pursuant to this Section 2.7(a) shall be the Escrow Pro Rata Portion (as defined below). The term “Escrow Pro Rata Portion” for each holder of record of a Certificate (as defined in Section 3.1(a)) means an amount equal to the product of (i) the amount of the Indemnification Escrow Amount and (ii) the quotient obtained by dividing (A) the aggregate amount of cash otherwise payable to such holder of such Certificate pursuant to Section 2.6(c) (without regard to any reduction of that amount on account of the Indemnification Escrow Amount) by (B) the aggregate amount of the Closing Consideration paid to all Shareholders.

(b) On the Closing Date, notwithstanding any foregoing provisions of this Article II to the contrary, Parent shall withhold and retain, for the benefit and on behalf of the Optionholders holding Initial In-the-Money Options, a portion of the Closing Consideration in cash equal to $10,000,000.00 minus the Indemnification Escrow Amount (the “Closing Option Indemnity Holdback”) as security for any claims for Losses pursuant to and in accordance with Article VIII. The portion of the Closing Option Indemnity Holdback withheld and retained by Parent pursuant to this Section 2.7(b) shall be the Holdback Pro Rata Portion (as defined below). The term “Holdback Pro Rata Portion” for each holder of record of an Initial In-the-Money Option means an amount equal to the product of (i) the amount of the Closing Option Indemnity Holdback and (ii) the quotient obtained by dividing (A) the aggregate amount of cash otherwise payable to such Optionholder pursuant to Section 2.6(d) (without regard to any reduction of that amount on account of the Closing Option Indemnity Holdback) by (B) the aggregate amount of the Closing Consideration paid to all Optionholders holding Initial In-the-Money Options.

(c) On the date that any 2007 Earnout Consideration (as defined in Section 2.8) is paid, notwithstanding any foregoing provisions of this Article II to the contrary, Parent shall deposit with the Escrow Agent, for the benefit and on behalf of the Shareholders (other than Dissenting Shares), a portion of the 2007 Earnout Consideration, if any, in cash equal to 10% of the aggregate 2007 Earnout Consideration payable to the Shareholders (the “Earnout Escrow Amount” and together with the Indemnification Escrow Amount, the “Escrow Amount” and such cash deposit, as increased and decreased by deposits (including interest and dividends) and withdrawals pursuant to this Agreement from time to time, the “Escrow Fund”) to be held in escrow in accordance with the provisions of the Escrow Agreement. Any interest or other income earned on the Escrow Amount will be included in the gross income of Parent in accordance with Proposed Treasury Regulations under Section 468B(g) of the Internal Revenue Code. The portion of the Earnout Escrow Amount deposited on behalf of each Shareholder pursuant to this Section 2.7(b) shall be the Escrow Pro Rata Portion; provided that a portion of the Escrow Amount shall be distributed from the Escrow Account to Parent in accordance with the terms of the Escrow Agreement in order to enable Parent to pay Taxes resulting from income or earnings with respect to the Escrow Amount.

(d) On the date that any 2007 Earnout Consideration is paid, notwithstanding any foregoing provisions of this Article II to the contrary, Parent shall withhold and retain, for the benefit and on behalf of the Optionholders, a portion of the 2007 Earnout Consideration, if any, in cash equal to 10% of the aggregate 2007 Earnout Consideration payable to the Optionholders (the “Additional Option Indemnity Holdback” and together with the Closing Option Indemnity Holdback, the “Option Indemnity Holdback”) as security for any claims for Losses pursuant to and in accordance with Article VIII.

(e) Any interest accruing on the Escrow Amount shall be held in the Escrow Fund and be available to cover claims for Losses until distributed upon termination of the Escrow Fund, as provided in Article VIII and the Escrow Agreement. Any such interest shall be distributed to Parent (to the extent earned or paid with respect to cash in the Escrow Fund distributed to Parent to cover Losses pursuant to Article VIII) or pro rata to the respective Shareholders on whose behalf cash was deposited in the Escrow Fund (to the extent earned or paid with respect to cash ultimately distributed to such respective shareholders upon termination of the Escrow Fund), such that any interest earned on any cash in the Escrow Fund generally follows the ultimate recipient of the cash on which such interest was earned.

(f) Interest will accrue on the Option Indemnity Holdback at the same rate as interest accrues on the Escrow Amount and shall be available to cover claims for Losses until distributed upon termination of the Option Indemnity Holdback, as provided in Article VIII. Any such interest shall be retained by Parent (to the extent earned with respect to any portion of the Option Indemnity Holdback retained by Parent to cover Losses pursuant to Article VIII) or pro rata to the respective optionholders on whose behalf the Option Indemnity Holdback was retained (to the extent earned with respect to cash ultimately distributed to such respective optionholders upon termination of the Option Indemnity Holdback), such that any interest earned on the Option Indemnity Holdback generally follows the ultimate recipient of the cash on which such interest was earned.

(g) All fees and expenses of the Escrow Agent shall be borne equally by the Shareholders, on the one hand, and by Parent, on the other hand.

Section 2.8 Earnout Consideration. In addition to the Closing Consideration, the Shareholders and the Optionholders will receive earnout payments if certain EBITDA and/or Net Revenue targets of the Company Business are achieved in any one or more of the years ended December 31, 2007, 2008, and 2009 (such payments, subject to adjustment and offset, if applicable, as provided in Section 2.7, this Section 2.8 and Article VIII, the “Earnout Consideration”). The Earnout Consideration payable to the Shareholders pursuant to this Section 2.8 is not compensation for services but constitutes consideration payable in the Merger and shall be treated as such for all Tax purposes, including for purposes of withholding. The Earnout Consideration payable to Optionholders shall be treated as compensation for federal income tax purposes and shall be subject to applicable withholding taxes. All Earnout Consideration that is not earned by the Shareholders and the Optionholders pursuant to this Section 2.8 will be forfeited. No Shareholder or Optionholder may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of the Earnout Consideration, other than by the laws of descent and distribution or succession, and any transfer in violation of this Section 2.8 shall be null and void and shall not be recognized by Parent or the Surviving Corporation.

(a) 2007 Earnout Consideration.

(i) The Earnout Consideration payable for the year ended December 31, 2007 (the “2007 Earnout Consideration”) will be determined based on performance of the Company Business relative to the 2007 Net Revenue Target and the 2007 EBITDA Target and, if applicable, based on the 2007 Revenue Multiple and the 2007 EBITDA Multiple (each as defined and set forth on Section 2.8 of the Disclosure Schedule) as follows:

Percent of targets		between 85% and	between 100% and
achieved	Less than 85%	99.9999%	133.9999%	134% or more

Payment based on 2007 Net Revenue; provided, however,			Payment equals
that Earnout			lesser of the 2007
Consideration based			Revenue Multiple
on 2007 Net Revenue			times 2007 Net
will only be			Revenue or the 2007
payable subject to			EBITDA Multiple
subsection (ii) belo			times 2007 EBITDA,
w	None	$15,450,000	minus $50,000,000	$53,475,000

Payment equals the
2007 EBITDA
Multiple times 2007
Payment based on			EBITDA, minus
2007 EBITDA	None	$15,450,000	$50,000,000	$53,475,000

(ii) Payment of any portion of the 2007 Earnout Consideration based on achievement of any of the 2007 Net Revenue targets is expressly conditioned upon achievement of at least the corresponding EBITDA target percentage category (i.e., the same category or column or higher).

(iii) Shareholders shall be entitled to receive the 2007 Earnout Consideration, if any, as follows: each former holder of a share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock described in Section 2.6(a) and any Dissenting Shares) shall receive an amount in cash equal to (A) the sum of the aggregate amount of the 2007 Earnout Consideration (subject to the escrow of the Earnout Escrow Amount (which is part of the 2007 Earnout Consideration)) minus the 2007 US Bonus Pool and the 2007 China Bonus Pool (B) divided by the number of Fully Diluted Shares (giving effect to the prior payment of the Closing Consideration) (the “Per Share 2007 Earnout Consideration”) (C) multiplied by the number of shares of Company Common Stock owned by each former holder of a share of Company Common Stock immediately prior to the Effective Time.

(iv) Optionholders shall be entitled to receive the 2007 Earnout Consideration, if any, as follows: (A) each former holder of an Initial In-the-Money Option outstanding immediately prior to the Effective Time shall receive an amount in cash equal to the Per Share 2007 Earnout Consideration multiplied by the number of shares of Company Common Stock underlying such Initial In-the-Money Option (subject to the retention by Parent of the Additional Option Indemnity Holdback (which is part of the 2007 Earnout Consideration)), (B) each former holder of a Company Option that is not an Initial In-the-Money Option and that has an exercise price less than the sum of the Per Share Closing Consideration plus the Per Share 2007 Earnout Consideration (the “2007 In-the-Money Options”) shall receive an amount in cash equal to (1) the sum of the Per Share Closing Consideration plus the Per Share 2007 Earnout Consideration (2) multiplied by the number of shares of Company Common Stock underlying such 2007 In-the-Money Option (3) minus the aggregate exercise price with respect to such 2007 In-the-Money Option (subject to the retention by Parent of the Additional Option Indemnity Holdback (which is part of the 2007 Earnout Consideration)), and (C) a former holder of a Company Option having an exercise price greater than or equal to the sum of the Per Share Closing Consideration plus the Per Share 2007 Earnout Consideration shall not be entitled to receive any portion of the 2007 Earnout Consideration.

(v) If the Company achieves or exceeds the targets at the 100% level for both Net Revenue and EBITDA in 2007, an amount equal to 1.147325% of the 2007 Earnout Consideration (as finally determined) will be deducted from the 2007 Earnout Consideration otherwise payable to Shareholders and Optionholders pursuant to this Section 2.8 and will be payable to certain United States-based employees of the Company pursuant to Section 6.9(b)(i) (the “2007 US Bonus Pool”); and an amount equal to 0.6% of the 2007 Earnout Consideration (as finally determined) will be deducted from the 2007 Earnout Consideration otherwise payable to Shareholders and Optionholders pursuant to this Section 2.8 and will be payable to certain China-based employees of the Company pursuant to Section 6.9(b)(i) (the “2007 China Bonus Pool”).

(b) 2008 Earnout Consideration.

(i) The Earnout Consideration payable for the year ended December 31, 2008 (the “2008 Earnout Consideration”) will be determined based on performance of the Company Business relative to the 2008 Net Revenue Target and the 2008 EBITDA Target and, if applicable, based on the 2008 Revenue Multiple and the 2008 EBITDA Multiple (each as defined and set forth on Section 2.8 of the Disclosure Schedule) as follows:

Percent of targets achieved	Less than 85%	between 85% and 99.9999%	between 100% and 133.9999%	134% or more

Payment based on 2008 Net Revenue; provided, however, that Earnout Consideration based on 2008 Net Revenue will only be payable subject to subsection (ii) below	None	$84,000,000 minus the sum of (a) $50,000,000 and (b) any 2007 Earnout Consideration earned based on 2007 Net Revenue	Payment equals
lesser of the 2008
Revenue Multiple
times 2008 Net
Revenue or the 2008
EBITDA Multiple
times 2008 EBITDA
minus the sum of
(a) $50,000,000 and
(b) any 2007
Earnout
Consideration
earned based on
			2007 Net Revenue	$135,313,000 minus the sum of (a) $50,000,000 and (b) any 2007 Earnout Consideration earned based on 2007 Net Revenue

Payment based on 2008 EBITDA	None	$84,000,000 minus the sum of (a) $50,000,000 and (b) any 2007 Earnout Consideration earned based on 2007 EBITDA	Payment equals the 2008 EBITDA Multiple times 2008 EBITDA minus the sum of (a) $50,000,000 and (b) any 2007 Earnout Consideration earned based on 2007 EBITDA	$135,313,000 minus the sum of (a) $50,000,000 and (b) any 2007 Earnout Consideration earned based on 2007 EBITDA

(ii) Payment of any portion of the 2008 Earnout Consideration based on achievement of any of the 2008 Net Revenue targets is expressly conditioned upon achievement of at least the corresponding EBITDA target percentage category (i.e., the same category or column or higher).

(iii) Shareholders shall be entitled to receive the 2008 Earnout Consideration, if any, as follows: each former holder of a share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock described in Section 2.6(a) and any Dissenting Shares) shall receive an amount in cash equal to (A) the sum of the aggregate amount of the 2008 Earnout Consideration (subject to any Earnout Indemnity Holdback pursuant to Article VIII) minus the 2008 US Bonus Pool and the 2008 China Bonus Pool (B) divided by the number of Fully Diluted Shares (giving effect to the prior payment of the Closing Consideration and the 2007 Earnout Consideration, if any) (the “Per Share 2008 Earnout Consideration”) (C) multiplied by the number of shares of Company Common Stock owned by each former holder of a share of Company Common Stock immediately prior to the Effective Time.

(iv) Optionholders shall be entitled to receive the 2008 Earnout Consideration, if any, as follows: (A) each former holder of an Initial In-the-Money Option or a 2007 In-the-Money Option outstanding immediately prior to the Effective Time shall receive an amount in cash equal to the Per Share 2008 Earnout Consideration multiplied by the number of shares of Company Common Stock underlying such Initial In-the-Money Option or 2007 In-the-Money Option, as the case may be (subject to any Earnout Indemnity Holdback pursuant to Article VIII), (B) each former holder of a Company Option that is not an Initial In-the-Money Option or a 2007 In-the-Money Option and that has an exercise price less than the sum of the Per Share Closing Consideration plus the Per Share 2007 Earnout Consideration plus the Per Share 2008 Earnout Consideration (the “2008 In-the-Money Options”) shall receive an amount in cash equal to (1) the sum of the Per Share Closing Consideration plus the Per Share 2007 Earnout Consideration plus the Per Share 2008 Earnout Consideration (2) multiplied by the number of shares of Company Common Stock underlying such 2008 In-the-Money Option (3) minus the aggregate exercise price with respect to such 2008 In-the-Money Option (subject to any Earnout Indemnity Holdback pursuant to Article VIII), and (C) a former holder of a Company Option having an exercise price greater than or equal to the sum of the Per Share Closing Consideration plus the Per Share 2007 Earnout Consideration plus the Per Share 2008 Earnout Consideration shall not be entitled to receive any portion of the 2008 Earnout Consideration.

(v) If the Company achieves or exceeds the targets at the 100% level for both Net Revenue and EBITDA in 2008, an amount equal to 1.147325% of the 2008 Earnout Consideration (as finally determined) will be deducted from the 2008 Earnout Consideration otherwise payable to Shareholders and Optionholders pursuant to this Section 2.8 and will be payable to certain United States-based employees of the Company pursuant to Section 6.9(b)(ii) (the “2008 US Bonus Pool”); and an amount equal to 0.6% of the 2008 Earnout Consideration (as finally determined) will be deducted from the 2008 Earnout Consideration otherwise payable to Shareholders and Optionholders pursuant to this Section 2.8 and will be payable to certain China-based employees of the Company pursuant to Section 6.9(b)(ii) (the “2008 China Bonus Pool”).

(c) 2009 Earnout Consideration.

(i) The Earnout Consideration payable for the year ended December 31, 2009 (the “2009 Earnout Consideration”) will be determined based on performance of the Company Business relative to the 2009 Net Revenue Target and the 2009 EBITDA Target and, if applicable, based on the 2009 Revenue Multiple and the 2009 EBITDA Multiple (each as defined and set forth on Section 2.8 of the Disclosure Schedule) as follows:

Percent of targets achieved	Less than 85%	between 85% and 99.9999%	between 100% and 133.9999%	134% or more

Payment based on Net Revenue; provided, however, that Earnout Consideration based on 2009 Net Revenue will only be payable subject to subsection (ii) belo w	None	$109,200,000 minus the sum of (a) $50,000,000, (b) any 2007 Earnout Consideration earned based on 2007 Net Revenue, and (c) any 2008 Earnout Consideration earned based on 2008 Net Revenue	Payment equals
lesser of the 2009
Revenue Multiple
times 2009 Net
Revenue or the 2009
EBITDA Multiple
times 2009 EBITDA
minus the sum of
(a) $50,000,000,
(b) any 2007
Earnout
Consideration
earned based on
2007 Net Revenue,
and (c) any 2008
Earnout
Consideration
earned based on
			2008 Net Revenue	$175,907,000 minus the sum of (a) $50,000,000, (b) any 2007 Earnout Consideration earned based on 2007 Net Revenue, and (c) any 2008 Earnout Consideration earned based on 2008 Net Revenue

Payment based on 2009 EBITDA	None	$109,200,000 minus the sum of (a) $50,000,000, (b) any 2007 Earnout Consideration earned based on 2007 EBITDA, and (c) any 2008 Earnout Consideration earned based on 2008 EBITDA	Payment equals the
2009 EBITDA
Multiple times 2009
EBITDA minus the
sum of
(a) $50,000,000,
(b) any 2007
Earnout
Consideration
earned based on
2007 EBITDA, and
(c) any 2008
Earnout
Consideration
earned based on
			2008 EBITDA	$175,907,000 minus the sum of (a) $50,000,000, (b) any 2007 Earnout Consideration earned based on 2007 EBITDA, and (c) any 2008 Earnout Consideration earned based on 2008 EBITDA

(ii) Payment of any portion of the 2009 Earnout Consideration based on achievement of any of the 2009 Net Revenue targets is expressly conditioned upon achievement of at least the corresponding EBITDA target percentage category (i.e., the same category or column or higher).

(iii) Shareholders shall be entitled to receive the 2009 Earnout Consideration, if any, as follows: each former holder of a share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock described in Section 2.6(a) and any Dissenting Shares) shall receive an amount in cash equal to (A) the sum of the aggregate amount of the 2009 Earnout Consideration (subject to any Earnout Indemnity Holdback pursuant to Article VIII) minus the 2009 US Bonus Pool and the 2009 China Pool (B) divided by the number of Fully Diluted Shares (giving effect to the prior payment of the Closing Consideration, the 2007 Earnout Consideration, if any, and the 2008 Earnout Consideration, if any) (the “Per Share 2009 Earnout Consideration”) (C) multiplied by the number of shares of Company Common Stock owned by each former holder of a share of Company Common Stock immediately prior to the Effective Time.

(iv) Optionholders shall be entitled to receive the 2009 Earnout Consideration, if any, as follows: (A) each former holder of an Initial In-the-Money Option or a 2007 In-the-Money Option or a 2008 In-the-Money Option outstanding immediately prior to the Effective Time shall receive an amount in cash equal to the Per Share 2009 Earnout Consideration multiplied by the number of shares of Company Common Stock underlying such Initial In-the-Money Option or 2007 In-the-Money Option or 2008 In-the-Money Option, as the case may be (subject to any Earnout Indemnity Holdback pursuant to Article VIII), (B) each former holder of a Company Option that is not an Initial In-the-Money Option or a 2007 In-the-Money Option or a 2008 In-the-Money Option and that has an exercise price less than the sum of the Per Share Closing Consideration plus the Per Share 2007 Earnout Consideration plus the Per Share 2008 Earnout Consideration plus the Per Share 2009 Earnout Consideration (the “2009 In-the-Money Options”) shall receive an amount in cash equal to (1) the sum of the Per Share Closing Consideration plus the Per Share 2007 Earnout Consideration plus the Per Share 2008 Earnout Consideration plus the Per Share 2009 Earnout Consideration (2) multiplied by the number of shares of Company Common Stock underlying such 2009 In-the-Money Option (3) minus the aggregate exercise price with respect to such 2009 In-the-Money Option (subject to any Earnout Indemnity Holdback pursuant to Article VIII), and (C) a former holder of a Company Option having an exercise price greater than or equal to the sum of the Per Share Closing Consideration plus the Per Share 2007 Earnout Consideration plus the Per Share 2008 Earnout Consideration plus the Per Share 2009 Earnout Consideration shall not be entitled to receive any portion of the 2009 Earnout Consideration.

(v) If the Company achieves or exceeds the targets at the 100% level for both Net Revenue and EBITDA in 2009, an amount equal to 1.147325% of the 2009 Earnout Consideration (as finally determined) will be deducted from the 2009 Earnout Consideration otherwise payable to Shareholders and Optionholders pursuant to this Section 2.8 and will be payable to certain United States-based employees of the Company pursuant to Section 6.9(b)(iii) (the “2009 US Bonus Pool”); and an amount equal to 0.6% of the 2009 Earnout Consideration (as finally determined) will be deducted from the 2009 Earnout Consideration otherwise payable to Shareholders and Optionholders pursuant to this Section 2.8 and will be payable to certain China-based employees of the Company pursuant to Section 6.9(b)(iii) (the “2009 China Bonus Pool”).

(vi) Section 2.8 of the Disclosure Schedule illustrates an example of the 2007 Earnout Consideration, the 2008 Earnout Consideration and the 2009 Earnout Consideration calculations.

(d) Calculation and Payment of Earnout Consideration.

(i) Within sixty (60) days after the end of each of December 31, 2007, 2008, and 2009, as applicable, Parent shall calculate at Parent’s expense and deliver to the Shareholders Representative a report (the “Earnout Report”), which shall include (A) the unaudited statement or calculation of EBITDA and Net Revenue for the Company Business for the year ended December 31, 2007, 2008, or 2009, as applicable, (B) a calculation of the percentage of the respective EBITDA and Net Revenue targets achieved for the year ended December 31, 2007, 2008, or 2009, as applicable, and the amount of Earnout Consideration, if any, payable therefrom, (C) the nature and amount of Losses, if any, claimed by Parent as an offset from the 2008 Earnout Consideration or the 2009 Earnout Consideration, as the case may be, as provided in Article VIII, and (D) the amount of Earnout Consideration, if any, to be paid to the Shareholders and the Optionholders. Each Earnout Report shall be signed by an executive officer of Parent.

(ii) Any Earnout Consideration payable as reflected on an Earnout Report shall be paid by Parent to the Shareholders and the Optionholders, (subject in the case of Optionholders to Section 2.6(d)) on the same Business Day on which the applicable Earnout Report is delivered to the Shareholders Representative; provided, however, that (x) the Earnout Escrow Amount (which is part of the 2007 Earnout Consideration) shall be deposited into the Escrow Fund as provided in Section 2.7(c) and (y) the Additional Option Indemnity Holdback (which is part of the 2007 Earnout Consideration) shall be withheld and retained by Parent as provided in Section 2.7(d).

(e) Right to Inspection. The Shareholders Representative shall be entitled to inspect the books and records of the Surviving Corporation upon which the calculations reflected in the Earnout Report were made (the books and records relating to and used in calculating the amounts reflected in the Earnout Report, the “relevant books and records”), if the Shareholder Representative provides written notice to Parent of such request within thirty (30) days after the Earnout Report is delivered. If the Shareholders Representative does not deliver such a written request within such thirty (30) day period, the calculations and facts set forth in the Earnout Report shall be deemed irrevocably approved by the Shareholders Representative and shall be conclusive and binding upon the Shareholders Representative and each Shareholder entitled to share in any Earnout Consideration. If the Shareholders Representative delivers a written inspection request within thirty (30) days after the Earnout Report is delivered, the Company shall provide reasonable access to the relevant books and records during normal business hours to the Shareholder Representative and the Shareholder Representative’s professional advisors no later than ten (10) days after the Shareholders Representative delivers the written inspection request. The Shareholders Representative and the Shareholder Representative’s professional advisors shall have a period of twenty (20) Business Days after the date access to the relevant books and records is provided to review and analyze the same, and within five (5) Business Days after the end of such twenty (20) Business Day inspection period (unless the Shareholders Representative in good faith requires additional time to complete the analysis, in which case Parent shall provide no more than five (5) Business Days additional time to complete the review and analysis) shall give Parent written notice describing in reasonable detail the nature and amount of any purported differences between the amounts and facts reflected in the Earnout Report and those determined in good faith through the Shareholders Representative’s and the Shareholder Representative’s professional advisors review. If the Shareholders Representative fails to give written notice to Parent of any purported differences within the required period, the calculations and facts set forth in the applicable Earnout Notice shall be deemed irrevocably and unconditionally approved by the Shareholders Representative and shall be conclusive and binding upon the Shareholders Representative and each Shareholder entitled to share in any Earnout Consideration. If the Shareholders Representative provides written notice of purported differences within the required period, the Shareholders Representative and an authorized representative of Parent shall promptly seek in good faith to resolve any purported differences and agree to the appropriate amount of Earnout Consideration payable to the Shareholders and the Optionholders. If the parties are unable to come to a good faith resolution within ten (10) Business Days after commencing such good faith discussions, the dispute will be resolved in accordance with Section 10.14. In any such dispute resolution process, Parent will have the right to assert any arguments and/or evidence that it may have to the effect that the calculation of the Earnout Consideration or any portion or component thereof as originally reflected on the Earnout Report was overstated (based upon any information that, as of such time, has come to the attention of Parent), and, if it is finally resolved that the Earnout Consideration was overstated, the Shareholders and Optionholders, ratably based on the portion of the Earnout Consideration they received, shall be required to repay such overage to Parent. Parent shall be entitled to withhold payment of the portion of the Earnout Consideration that is in dispute during the pendency of such dispute. Any additional Earnout Consideration payable to the Shareholders and Optionholders or any amounts payable by the Shareholders and Optionholders to Parent after the resolution of any dispute in accordance with this subsection 2.8(e) (which amounts, if any, shall be offset against each other) shall be paid by Parent or by the Shareholders and Optionholders, as applicable, within ten (10) Business Days after the date any such dispute is finally resolved.

(f) Support for Earnout Consideration. Parent shall provide the Surviving Corporation or the resulting business group reasonably adequate resources and reasonable support through December 31, 2009 to allow it a reasonable opportunity to achieve the EBITDA and Net Revenue targets as set forth in this Section 2.8.

(g) Affect of Change in Control on Earnout Consideration. Notwithstanding anything to the contrary in this Agreement, if a Change of Control is consummated prior to December 31, 2009 and there is an adverse effect or adverse effects on the Company Business resulting from such Change of Control, then, upon written notice from the Shareholders Representative to Parent identifying in reasonable detail the Change of Control and the adverse effect or adverse effects resulting from such Change of Control (which such notice must be delivered prior to December 31 of any year in which any such adverse effect occurs), the calculation of Earnout Consideration, if any, and the payment of Earnout Consideration will be affected as follows:

(i) If the adverse effect caused by the Change of Control has resulted or is reasonably likely to result in a reduction of either Net Revenue or EBITDA of at least 2%, but less than 15%, from the 100% targets for Net Revenue or EBITDA, respectively, for the year in which the Change in Control occurs or any subsequent calendar year ending on or prior to December 31, 2009, then the Earnout Consideration for each such year will be calculated after adding back any such reductions in Net Revenue or EBITDA, as applicable, caused by the Change of Control. In the circumstances described in this clause (i), the Earnout Consideration will be calculated and paid pursuant to the normal schedule for payment of the Earnout Consideration otherwise provided for in Section 2.8.

(ii) If (A) the adverse effect caused by the Change of Control has resulted or is reasonably likely to result in a reduction in EBITDA of more than 15% from the 100% target for EBITDA in the year in which the Change in Control occurs or any subsequent year ending on or prior to December 31, 2009, and (B) the EBITDA achieved by the Company in the latest six full calendar months prior to the Change in Control times two (2) is at least 85% of the 100% EBITDA target for the year in which the Change in Control occurs, then the aggregate amount of Earnout Consideration payable to the Shareholders and the Optionholders (for the year in which the Change of Control occurs and any subsequent year ending in or prior to December 31, 2009) shall be calculated based upon the assumption that 100% of the EBITDA and 100% of the Net Revenue targets through December 31, 2009 were achieved pursuant to this Section 2.8; and the full amount of such Earnout Consideration shall become due and payable to the Shareholders and the Optionholders within ten (10) Business Days of the date the financial effect of such adverse effect has been determined (subject to extension for any period during which any dispute regarding the Earnout Consideration is being resolved pursuant to Section 10.14).

(h) Affect of Insolvency on Earnout Consideration. Notwithstanding anything to the contrary in this Agreement, if an Insolvency Event occurs prior to December 31, 2009 and the EBITDA achieved by the Company in the latest six full calendar months prior to the Insolvency Event times two (2) is at least 85% of the 100% EBITDA target for the year in which the Insolvency Event occurs, then the aggregate amount of Earnout Consideration payable to the Shareholders and the Optionholders (for the year in which the Insolvency Event occurs and any subsequent year ending on or prior to December 31, 2009) shall be calculated based upon the assumption that 100% of the EBITDA and 100% of the Net Revenue targets were achieved pursuant to this Section 2.8; and the full amount of such Earnout Consideration shall become due and payable to the Shareholders and the Optionholders within ten (10) Business Days of the date of such Insolvency Event (subject to extension for any period during which any dispute regarding the Earnout Consideration is being resolved pursuant to Section 10.14).

ARTICLE III.

EXCHANGE OF CERTIFICATES

Section 3.1 Exchange of Certificates.

(a) Parent to Provide Funds. On the Closing Date, Parent shall have available in immediately available cash the cash representing the Closing Consideration (less the Indemnification Escrow Amount and less any amounts otherwise payable with respect to any Dissenting Shares) for payment to the respective Shareholders and Optionholders entitled thereto as provided below. In addition, at the Effective Time, Parent shall separately deposit the Indemnification Escrow Amount into the Escrow Fund on behalf of the Shareholders otherwise entitled thereto, as provided in Section 2.7(a).

(b) Exchange Procedures. The Company shall cause to be delivered, within five (5) Business Days prior to the Effective Time, to each holder of record of a certificate or certificates representing any shares of Company Common Stock and Company Options to be cancelled pursuant to Section 2.7(d) (the “Certificates”), other than Certificates to be cancelled or retired pursuant to Section 2.6(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to Parent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Closing Consideration issuable in respect of the shares represented by such Certificates, on the terms and subject to the conditions set forth herein. Upon surrender of a Certificate for cancellation to Parent (but no earlier of the Effective Time) or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Parent, the holder of such Certificate shall be entitled to receive in exchange therefor, the Per Share Closing Consideration for each share of Company Common Stock theretofore represented by such Certificate pursuant to Section 2.6(c), and the Certificates so surrendered shall forthwith be cancelled. The amount of Closing Consideration to be received by any Shareholder or Optionholder in accordance with the preceding sentence shall be reduced by such holder’s Escrow Pro Rata Portion or Holdback Pro Rata Portion, as the case may be. No interest shall be paid or shall accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a Person other than the Person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.1(b), each Certificate (other than Certificates representing Dissenting Shares and Certificates representing any shares of Company Common Stock to be cancelled or retired pursuant to Section 2.6(a)) shall be deemed at any time after the Effective Time to represent only the right to receive in accordance with the provisions of this Agreement, upon such surrender, the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.6(c). Notwithstanding the foregoing, none of Parent, the Surviving Corporation or any party to this Agreement shall be liable to a former shareholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(c) Letter of Transmittal. As provided in the letter of transmittal, by executing and delivering the same, each Shareholder and Optionholder will (i) acknowledge and agree to (A) the Earnout Consideration provisions and obligations set forth in Section 2.9, (B) the indemnification and other obligations set forth in Article VIII, and (C) Parent’s and any other Parent Indemnified Person’s right to recover any Losses out of the Escrow Fund or the Option Indemnity Holdback or by way of offset against any 2008 Earnout Consideration or 2009 Earnout Consideration as set forth in Article VIII, and (ii) shall approve and confirm the appointment of the Shareholders Representative.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit in a form reasonably satisfactory to Parent of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall issue, in exchange for such lost, stolen or destroyed Certificate, the amount of cash, without interest, that such Persons would have been entitled to receive had such Person surrendered such lost, stolen or destroyed certificate to Parent pursuant to Section 3.1(b); provided, however, that Parent may, in its discretion and as a condition precedent to such payment or issuance require the purported owner of any such lost, stolen or destroyed Certificates to deliver a bond (at such owner’s sole cost and expense) in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 3.2 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, if required by California Law, but only to the extent required thereby, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such shares of Company Common Stock, who have properly exercised appraisal rights with respect thereto in accordance with California Law (the “Dissenting Shares”) shall not be exchangeable for the right to receive the consideration issuable pursuant to Section 2.6(c), and holders of such shares of Company Common Stock shall be entitled to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of California Law unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under California Law. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration issuable pursuant to Section 2.6(c), in accordance with and subject to the provisions of this Agreement, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demand.

(b) To the extent that Parent or the Company makes any payment in respect of any Dissenting Shares, Parent shall be entitled to recover such amounts as set forth in Article VIII.

Section 3.3 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any applicable provision of state, local or foreign Tax Law; provided, however, that the Surviving Corporation or Parent, as the case may be, shall notify all holders of shares of Company Common Stock from whom funds are so withheld of the respective amounts of such withholding, except to the extent such amounts are set forth on the Spreadsheet. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Section 3.4 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement by the Company, the Company shall deliver to Parent and Merger Sub a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Disclosure Schedule”). No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by the Company, in and of itself, that such information is material to or outside the ordinary course of the business of the Company or required to be disclosed on the Disclosure Schedule. Each disclosure in the Disclosure Schedule shall delineate the Section or subsection to which it applies but shall also be deemed to qualify other sections or subsections in this Article IV to the extent it is reasonably apparent from reading the disclosures that such disclosure is applicable to such other Sections or subsections. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of the Company contained in this Agreement. Subject to the exceptions and qualifications set forth in the Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and any other agreements or instruments attached as Exhibits hereto or delivered pursuant to this Agreement to which the Company is or will be a party (all such agreements or instruments, collectively, the “Ancillary Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements, have been duly authorized by the Board of Directors of the Company, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement or any Ancillary Agreement by the Company, the performance by the Company of its obligations hereunder or thereunder or the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements. This Agreement has been, and upon their execution each of the Ancillary Agreements will have been, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties to this Agreement and the Ancillary Agreements, this Agreement constitutes, and upon their execution each of the Ancillary Agreements will constitute, a legally valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company has consummated the transactions described under the heading “Distributions” in that certain board resolution adopted by the Board of the Company on July 13, 2007.

Section 4.2 Organization. Each of the Company and each of its Subsidiaries is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and each of its Subsidiaries has the corporate power to own, lease and operate its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its organizational documents. Other than the Persons listed on Section 4.2 of the Disclosure Schedule, the Company does not (and has not) directly or indirectly own (or owned) any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person. Section 4.2 of the Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company indicating (a) its officers and directors and (b) the record and beneficial owner of all of its issued and outstanding shares of capital stock. All the outstanding capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary of the Company is a party or by which it is bound obligating any Subsidiary of the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Subsidiary of the Company. The Company has heretofore furnished to Parent and Merger Sub a complete and correct copy of the organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such organizational documents are in full force and effect. The minute books of the Company and its Subsidiaries made available to Parent are the only minute books of such entities and contain minutes of all substantive decisions and matters considered at all meetings of directors (or committees thereof) and shareholders of such entities and include copies of all board and shareholder actions by written consent since inception to the date of delivery to Parent.

Section 4.3 Company Capital Stock.

(a) The authorized capital stock of the Company consists only of 30,000,000 shares of Company Common Stock. As of the date of this Agreement, 16,132,033 shares of Company Common Stock have been issued and are outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the Company’s Articles of Incorporation, as amended (the “Company Articles of Incorporation”), the Company’s Bylaws, as amended (the “Company Bylaws”), or any agreement to which the Company is a party or by which it is bound. There are no accrued or unpaid dividends with respect to any issued and outstanding shares of Company Common Stock. All outstanding shares of the Company Common Stock were issued free and clear of all Encumbrances, other than restrictions on transfer imposed by federal or state securities law, and none of such securities are subject to preemptive rights or rights of first refusal or similar rights. Neither the Company nor any of its Subsidiaries is party to any arrangement, agreement or instrument pursuant to which the Company or such Subsidiary may elect to satisfy its obligations by issuing capital stock or other securities (or rights to acquire the same). Section 4.3(a) of the Disclosure Schedule sets forth as of the date hereof (i) a true, correct and complete list (with names and addresses) of all of the Company’s security holders, the number of shares, options or other rights owned and the total number of shares of Company Common Stock reserved under the Company Stock Plan and any Persons with rights to acquire Company securities (including all holders of outstanding Company Options, whether or not granted under the Company Stock Plan, the exercise or vesting schedule, exercise price, and tax status of such options under Section 422 of the Internal Revenue Code) and (ii) a list of the officers and directors of the Company. Except for outstanding options to purchase shares of Company Common Stock under the Company Stock Plan, as of the date hereof, there are no options, warrants, calls, rights, commitments or Contracts to which the Company is a party, or by which it is bound, obligating the Company to issue, grant, deliver, sell, repurchase or redeem, or cause to be issued, granted, delivered, sold, repurchased or redeemed, any shares of any Company Common Stock and/or Company Options. All Company Options issued pursuant to the Company Stock Plan (and all shares of Company Common Stock issued upon exercise thereof) were issued in compliance with the terms and requirements of the Company Stock Plan and the requirements of applicable federal and state securities laws. The Company has made available to Parent true and correct copies of the Company Stock Plan and all agreements and arrangements related to or issued under the Company Stock Plan, in each case as amended to date and in effect. There are no currently pending or contemplated amendments, modifications or supplements to either the Company Stock Plan or any such agreements or arrangements other than as contemplated under Section 2.7(d).

(b) Except for the Company Stock Plan, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved 3,500,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to the Company, upon the exercise of options granted under the Company Stock Plan, of which, as of June 30, 2007, 877,219 shares were issuable, upon the exercise of outstanding, unexercised, vested options. Each Company Option was properly approved by the requisite corporate authority. The Company’s shareholders have properly approved and the Company has properly reserved for issuance the shares of Company Common Stock issuable under the Company Stock Plan.

(c) Except as set forth on Section 4.3(c) of the Disclosure Schedule, there are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the Company Common Stock to which the Company is a party, or by which it is bound, obligating the Company to repurchase, redeem or otherwise acquire any issued and outstanding shares of Company Common Stock; (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company; and (iii) no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect to which the Company is a party, or by which it is bound, with respect to the governance of the Company or the voting or transfer of any shares of Company Common Stock.

(d) Except for the Company Options, there are no oral or written options, warrants, puts, calls, preemptive rights, rights of first or last refusal, rights of negotiation, commitments, transactions, arrangements, understandings or agreements of any character to which the Company or any Subsidiary is a party or by which it is bound obligating the Company to issue, deliver, sell, purchase, repurchase or redeem, or cause to be issued, delivered, sold, purchased, repurchased or redeemed, any shares of the Company’s capital stock or other securities or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, put, call, right, commitment, transaction, arrangement, understandings or agreement.

(e) Except as set forth in Section 4.3(e) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have any authorized or issued debt securities or other instruments of Indebtedness outstanding.

(f) Except for the Subsidiaries listed in Section 4.3(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

Section 4.4 Conflicts. Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 4.5 have been obtained or made, the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and pursuant to the Ancillary Agreements, and the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements, do not and will not (i) conflict with or result in a violation of the Company Articles of Incorporation or Company Bylaws, (ii) conflict with or result in a violation of any Governmental Order or Law applicable to the Company or any of its Subsidiaries, or (iii) except as set forth on Section 4.4 of the Disclosure Schedule, result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of the Company pursuant to, any Contract to which the Company is a party, or by which any of the assets or properties of the Company is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 4.4, as would not have, or would not reasonably be expected to have, a Material Adverse Effect.

Section 4.5 Consents, Approvals, Etc. No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority is required to be made or obtained by the Company or any of its Subsidiaries, in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Company, the performance by the Company of its obligations hereunder or under the Ancillary Agreements, or the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements, except (i) the filing of the Agreement of Merger, together with the related officers’ certificates, pursuant to California Law, (ii) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (iii) as may be necessary to comply with applicable requirements, if any, under California Law or federal or state securities or “blue sky” Laws. No “fair price”, “interested shareholder”, “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.6 Financial Statements. The Company has prepared, or caused to be prepared, and made available to Parent and its agents and representatives the audited consolidated financial statements of the Company (including the balance sheet and the related statements of income, cash flows, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors) as of and for the 12-month period ended December 31, 2006 (the “Audited Company Financial Statements”), and unaudited consolidated financial statements of the Company (including the balance sheet and the related statements of income, cash flows, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries) as of and for the five-month period ended May 31, 2007 (the “Unaudited Company Financial Statements” and, together with the Audited Company Financial Statements, the “Company Financial Statements”). Except as set forth therein, the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and with each other (except that the Unaudited Company Financial Statements do not contain all of the notes required by GAAP), present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the respective dates and during the respective periods indicated therein, subject in the case of the Unaudited Company Financial Statements to normal recurring year-end adjustments, and are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and its Subsidiaries. The balance sheet of the Company as of May 31, 2007 is referred to in this Agreement as the “Current Balance Sheet” and the date thereof is referred to in this Agreement as the “Balance Sheet Date.”

Section 4.7 Undisclosed Liabilities. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any Liabilities in excess of $25,000 (whether or not required to be reflected in Company Financial Statements in accordance with GAAP) that are not clearly disclosed on the Current Balance Sheet or disclosed, in reasonable detail, on the face of the Company Financial Statements, other than Liabilities (i) incurred in the ordinary course of business since the date of the Current Balance Sheet, consistent with past practice, and (ii) incurred pursuant to the terms of Contracts disclosed in the Disclosure Schedule or incurred pursuant to the terms of Contracts that are not required to be disclosed in the Disclosure Schedule.

Section 4.8 Certain Changes or Events. Since December 31, 2006, the Company and each of its Subsidiaries have conducted their business only in the ordinary course consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that individually or in the aggregate has resulted in, or would reasonably be expected to result in, a Material Adverse Effect. Without limiting the foregoing, except as contemplated by this Agreement or as set forth on Section 4.8 of the Disclosure Schedule, since December 31, 2006 to the date of this Agreement, there has not been, occurred or arisen any of the actions or events described in Section 6.1.

Section 4.9 Tax Matters.

(a) The Company and each of its Subsidiaries have prepared and timely filed all Tax Returns required to be filed, taking into account any extension of time to file that has been granted to, or obtained by or on behalf of, the Company or any of its Subsidiaries. All such Tax Returns are true, correct, and complete in all material respects. All Taxes due (whether or not shown to be payable on such Tax Returns) have been timely paid and will be timely paid prior to the Closing, and no deficiency for any amount of Taxes has been proposed, asserted or assessed by a taxing authority against the Company or any of its Subsidiaries, which deficiency remains unpaid.

(b) No waivers of statutes of limitations have been given with respect to any Tax Returns of the Company or any of its Subsidiaries, which waivers are currently in effect, and no request for any such waiver is currently pending. No requests for ruling or determination letters with respect to the Company or any of its Subsidiaries is currently pending with any taxing authority with respect to any Taxes.

(c) No claim for assessment or collection of Taxes is presently being asserted against the Company or any of its Subsidiaries, nor is there presently any pending audit examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received written notice from any taxing authority that it intends to commence such an audit, examination, proceeding, or proposed adjustment. No claim has been made by any taxing authority in any jurisdiction where the Company does not file Returns that it is or may be subject to Tax by that jurisdiction. There are no Liens for Taxes, other than Liens for current Taxes not yet due and payable, upon the assets of the Company or any of its Subsidiaries.

(d) The Current Balance Sheet reflects all unpaid Taxes of the Company or any of its Subsidiaries for periods (or portions of periods) through the Balance Sheet Date. All Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by the Current Balance Sheet have been accrued in the ordinary course of business.

(e) Neither the Company nor any of its Subsidiaries has (i) been or will be required to include any material adjustment in taxable income for any Tax period (or portion thereof) in accordance with Section 481 or 263A of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger, (ii) filed any disclosure under Section 6662 of the Internal Revenue Code or comparable provisions of state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return, (iii) engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b), (iv) ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent company, (vi) been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Internal Revenue Code) with respect to a transaction described in Section 355 of the Internal Revenue Code (A) within the two-year period ending as of the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Internal Revenue Code) that includes the transactions contemplated by this Agreement, (vii) ever been a “United States real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code, or (viii) any liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, in accordance with any contractual obligation, or otherwise for any Taxes of any person other than the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing or Tax allocation agreement, nor does the Company or any of its Subsidiaries have any liability or potential liability to another party under any such agreement. Neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement or offer in compromise with any taxing authority.

(g) The Company and each of its Subsidiaries have withheld or collected and paid over to the appropriate Tax authorities (or are properly holding for such timely payment) all Taxes required by Law to be withheld or collected by the Company or such Subsidiary of the Company.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date (including pursuant to Section 481(a) of the Code or any similar provision of Law), (ii) installment sale or other open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) a closing agreement described in Section 7121 of the Internal Revenue Code or any corresponding provision of state of foreign Tax Law executed on or prior to the Closing Date. The Company has not entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a)-8.

(i) The Company has not taken any action that is not in accordance with past practice that could defer a liability for Taxes of the Company from any taxable period ending on or before the Closing Date to any taxable period ending after such date.

(j) Section 4.9(j) of the Disclosure Schedule lists all income, franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to Company or any of its Subsidiaries for taxable periods ended on or after January 1, 2003, indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Tax Returns that currently are the subject of audit.

(k) None of the assets of the Company or any of its Subsidiaries (i) is property that is required to be treated as being owned by any other person in accordance with the provisions of former Section 168(f)(8) of the Internal Revenue Code or (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Internal Revenue Code.

(l) Except as set forth on Section 4.9(l) of the Disclosure Schedule, the Company is not subject to Tax, is not engaged in a business, and does not have a fixed place of business in any foreign jurisdiction.

(m) The Company has been a validly electing Subchapter S corporation for federal income tax purposes and for all state and local income and franchise Tax purposes at all times since January 1, 2002, and up to and including the Closing Date. Each Subsidiary that is a corporation, other than a corporation organized under the laws of any jurisdiction outside the United States, and that has been held by the Company at any time since January 1, 2002, has been a valid qualified Subchapter S subsidiary within the meaning of Code Section 1361(b)(3) since January 1, 2002, and, to the extent that such status is relevant under the applicable state and local law, for all state and local and franchise tax purposes at all times during the period since January 1, 2002, that it was owned by the Company. None of the Company nor any of its Subsidiaries will be or has been subject to the built-in-gains tax under Code Section 1374 or any comparable provision of state or local law as a result of the disposition of any asset prior to the Closing Date or the passive income tax under Code Section 1375 or comparable provisions of state or local law. Section 4.9(m) of the Disclosure Schedule contains a true and accurate affidavit from each Shareholder (and the spouse of each Shareholder) certifying that each such person is an eligible S corporation shareholder within the meaning of Section 1361(b)(1)(B) and (C).

Section 4.10 Litigation and Governmental Order. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company, any property or asset of the Company or its Subsidiaries, or any of the directors or officers of the Company or any of its Subsidiaries in their respective capacities as such. The Company, each Subsidiary of the Company and their respective assets and properties are not subject to any material Governmental Order relating specifically to the Company, any Subsidiary of the Company or any of their respective assets or properties. There is no judgment, decree, writ, injunction or order against or, to the Knowledge of the Company, threatened against the Company, any Subsidiary of the Company, any of their respective assets or properties, or, to the Knowledge of the Company, any of their respective directors or officers (in their capacities as such) Neither the Company nor any of its Subsidiaries has any Action against any other party pending before any Governmental Authority nor has the Company or any of its Subsidiaries made preparations to initiate any Action against any Person.

Section 4.11 Compliance with Laws. The Company and its Subsidiaries have conducted their respective business in compliance with applicable Law in all material respects. Neither the Company nor any Subsidiary of the Company nor any of its or their directors or officers has received any written notice from any Governmental Authority to the effect that the Company or any Subsidiary of the Company is not in compliance with any applicable Law.

Section 4.12 Permits. The Company and its Subsidiaries have all Permits required to permit the Company or any Subsidiary to conduct its business as conducted on the date of the Closing Date in all material respects. As of the date of this Agreement, all of the Permits held by or issued to the Company or any of its Subsidiaries are in full force and effect, and the Company and its Subsidiaries are in compliance in all material respects with each such Permit held by or issued to it. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.

Section 4.13 Tangible Property.

(a) Section 4.13(a) of the Disclosure Schedule contains a true, correct and complete list of each item of real property leased from or to a third party, as of the date of this Agreement, by the Company or any of its Subsidiaries (“Leased Real Property”), the name of the third party lessor(s) or lessee(s) thereof, as the case may be, the date of the lease contract relating thereto, all amendments thereof (the “Real Property Leases”), the annual fixed rental, the expiration of the term, any extension options and any security deposits. Neither the Company nor any of its Subsidiaries owns, nor have they ever owned, any real property. The Company and each of its Subsidiaries has a valid and subsisting leasehold interest in all Leased Real Property leased by it, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. All of the Leased Real Property is used or occupied by the Company or a Subsidiary of the Company pursuant to a Real Property Lease. Each Real Property Lease is in full force and effect. There are no existing material defaults by any party to any of the Real Property Leases, and no event has occurred which (with notice, lapse of time or both) would reasonably be expected to constitute a material breach or default under any of the Real Property Leases by any such party or give any such party the right to terminate, accelerate or modify any Real Property Lease. All Real Property Leases shall remain valid and binding in accordance with their terms following the Closing. All structures on the Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted. The Company and each of its Subsidiaries have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except (i) as reflected in the Balance Sheet, (ii) Permitted Encumbrances, and (iii) such imperfections of title and encumbrances, if any, which do not detract materially from the value or interfere materially with the present use of the property subject thereto or affected thereby. The assets and properties owned, leased or licensed by the Company or any of its Subsidiaries are in good condition and repair (subject to normal wear and tear consistent with the age of the assets and properties).

(b) There are no pending, or to the Knowledge of the Company, threatened, condemnation or similar proceedings against the Company or any of its Subsidiaries or otherwise relating to any of the Leased Real Property and neither the Company nor any of its Subsidiaries has received any written notice of the same.

(c) The tangible assets owned or leased by the Company and its Subsidiaries constitute all of the tangible assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted. All tangible assets owned or leased by the Company and its Subsidiaries have been maintained in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 4.14 Intellectual Property.

(a) Except as set forth in Section 4.14(a) of the Disclosure Schedule, Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will impair the rights of the Company, any of its Subsidiaries or the Surviving Corporation in any Company-Licensed IP Right. Neither the Company nor any of its Subsidiaries is paying any royalties, fees or other payments to any third party (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product or any Intellectual Property) as a result of the ownership, use, possession, license, sale, marketing, advertising or disposition of any Company IP Rights or Company Product or Service, and none shall become payable in whole or part as a result of the consummation of the transactions contemplated by this Agreement.

(b) The operation of the Company’s and its Subsidiaries’ business as currently and as previously conducted does not and did not (i) violate any Company IP Agreements in any material respect or (ii) to the Knowledge of the Company, infringe, dilute or misappropriate any Intellectual Property of any third party. Except as set forth in Section 4.14(b) of the Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice asserting that it infringes, dilutes or misappropriates, or would infringe, dilute or misappropriate, or has infringed, diluted or misappropriated the Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any written notice from any third party offering a license under any such third party Intellectual Property to avoid litigation or other claims.

(c) No current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries: (i) is, to the Knowledge of the Company, in violation of any term or covenant of any employment contract relating to Intellectual Property, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any third party in connection with such employee’s, consultant’s or independent contractor’s employment by, or performance of services for, the Company or any of its Subsidiaries; (ii) neither the Company nor any of its Subsidiaries has received written notice from any third party alleging that the employment of any employee of the Company or any of its Subsidiaries or the use by the Company or any of its Subsidiaries of the services of any consultant or independent contractor subjects the Company or any of its Subsidiaries to any obligation to the third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or such Subsidiary.

(d) Section 4.14(d)(i) of the Disclosure Schedule contains a true and complete list of (i) all registrations with any Governmental Authority made by or on behalf of or issued to the Company or any Subsidiary thereof for all patents, registered trademarks, registered copyrights, and Internet domain names included among the Company-Owned IP Rights (“Company Registered IP”), and (ii) all currently pending applications filed by the Company for patents, trademarks or copyrights included among, registrations with respect to, or otherwise to secure its interest in Company-Owned IP Rights, and, where applicable, the jurisdiction in which each application has been applied for or filed (“Company IP Applications”). To the Knowledge of the Company, all Company Registered IP is valid, enforceable and subsisting. All necessary registration, maintenance and renewal fees in connection with all Company Registered IP and Company IP Applications have been paid in a timely manner and all necessary documents and articles in connection with all Company Registered IP and Company IP Applications have been filed in a timely manner, where applicable, with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of registering, prosecuting or maintaining, as applicable, such Company Registered IP and Company IP Applications. Except as set forth in Section 4.14(d)(ii) of the Disclosure Schedule, as of the date hereof, there are no actions that must be taken by Company or any of its Subsidiaries within one hundred eighty (180) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or articles for the purpose of prosecuting, maintaining, perfecting or preserving or renewing any Company Registered IP or Company IP Applications.

(e) The Company owns all right, title and interest in and to all Company-Owned IP Rights free and clear of any and all liens, charges, security interests, mortgages, easements, covenants, pledges, licenses, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever, other than (i) licenses and rights listed in Section 4.14(e)(i) of the Disclosure Schedule, and (ii) non exclusive object code licenses granted by the Company or any of its Subsidiaries in connection with the sale or distribution of any Company Product or Service in the ordinary course of business. The Company-Owned IP Rights include all Intellectual Property developed, made, written or created by the Company’s founders, employees and consultants, including any Intellectual Property developed, made, written or created by the Company’s founders at any time in the past, that is used in the business of the Company or any of its Subsidiaries. To the Knowledge of the Company, the Company’s and its Subsidiaries’ right to use the Company-Licensed IP Rights is subject only to the terms and conditions of the licenses listed in Section 4.14(e)(ii) of the Disclosure Schedule.

(f) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company-Owned IP Rights or of any Company-Licensed IP Rights that are exclusively licensed to Company or any Subsidiary thereof by any third party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary thereof nor, to the Knowledge of the Company, any other party to any Company IP Agreement is in breach or default under such Company IP Agreement. To the Knowledge of the Company, the Company IP Agreements are in all material respects valid and enforceable.

(g) No Governmental Authority, university, college or other educational institution or research center has any right to (other than license rights for internal purposes), ownership of or right to royalties for Company-Owned IP Rights.

(h) The business of the Company and its Subsidiaries as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology, the development, commercialization or export of which is restricted under applicable Law.

(i) Section 4.14(i)(A) of the Disclosure Schedule specifies (i) all Company Products or Services, and (ii) all components, parts or elements thereof with respect to which any third party owns any Intellectual Property. Section 4.14(i)(B) of the Disclosure Schedule sets forth all material bugs or errors in any Company Product or Service or Company Software that have been documented by the Company or any of its Subsidiaries, including any of the foregoing in any lists or databases maintained by the Company or any of its Subsidiaries. No Company Product or Service, Company Software or, to the Knowledge of the Company, other product or software used by the Companies or any Subsidiaries, includes, and the Company and each of its Subsidiaries takes reasonable steps to exclude from its systems, any clock, timer, counter, or other limiting or disabling code, design, routine or any viruses, Trojan horses, or other disabling or disruptive codes or commands.

(j) Except as specified on Section 4.14(j) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective licensees has (i) incorporated or included in or licensed or marketed any Company Software with any Company Product or Service or other product, program or system in which any Open Source Software has also been incorporated or included, (ii) incorporated into, included in or combined any Open Source Software with any Company Software, and (iii) distributed or granted any rights to any third party under or with respect to any Open Source Software. No source code for any Company Software has been disclosed to any third party other than employees and contractors of the Company or its Subsidiaries subject to written confidentiality obligations prohibiting use of such source code except for the Company’s benefit or any further disclosure of such source code, none of the Companies or Subsidiaries has entered into any agreement that requires or that may, under any conditions, require such disclosure, and the Companies and Subsidiaries have taken reasonable steps to protect the confidentiality of such source code and of any other Trade Secrets of the Company or any of its Subsidiaries.

Section 4.15 Certain Contracts.

(a) Section 4.15 of the Disclosure Schedule contains a true, correct and complete list as of the date of this Agreement of all Contracts referred to in clauses (i) through (xx), inclusive, of this Section 4.15 to which the Company or any of its Subsidiaries is a party (each, a “Listed Contract”). True, correct and complete copies of each Listed Contract have been made available to Parent:

(i) notes, debentures, other evidences of indebtedness, guarantees, loans, credit or financing agreements or instruments, including mortgages or other grants of security interest, or other Contracts for money borrowed, including any agreements or commitments for future loans, credit or financing, in each case in excess of $25,000, or in the aggregate in excess of $250,000;

(ii) employment agreements or consulting agreements;

(iii) leases, rental or occupancy agreements, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property involving individual annual payments in excess of $250,000 and which are not terminable by the Company or any of its Subsidiaries upon not more than ninety (90) days’ notice;

(iv) joint venture, partnership, limited liability company, merger, asset or stock purchase Contracts relating to the Company or any of its Subsidiaries;

(v) Contracts explicitly requiring expenditures after the date of this Agreement in an amount in excess of $50,000;

(vi) Contracts with any Related Party of the Company or any of its Subsidiaries;

(vii) agreements containing covenants presently limiting, in any material respect, the freedom of the Company or any of its Subsidiaries to compete with any Person in any line of business or in any area or territory during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(viii) trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(ix) Contracts for any capital expenditure in excess of $25,000 individually or $250,000 in the aggregate;

(x) Contracts that purport to restrict in a material respect the use by the Company of any Company-Owned IP Rights or any Company-Licensed IP Rights that are exclusively licensed to Company or any Subsidiary thereof;

(xi) Contracts pursuant to which the Company or any of its Subsidiaries has provided funds to, or made a loan, agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, including take-or-pay contracts or keepwell agreements;

(xii) any Contract which since December 31, 2006 has produced revenue or generated expense to the Company of at least $250,000 providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person;

(xiii) Contracts relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the business;

(xiv) Contracts with any Governmental Entity;

(xv) Contracts that result in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any Subsidiary of the Company or their respective businesses;

(xvi) broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contracts which since December 31, 2006 has produced revenue or generated expense for the Company of at least of $250,000;

(xvii) Contracts that require a consent to or otherwise contains a provision relating to a “change of control”;

(xviii) Contracts for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $10,000;

(xix) Contracts relating to settlement of any administrative or judicial proceedings within the past five years; and

(xx) Contracts for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries.

(b) As of the date of this Agreement, (i) each Listed Contract to which the Company or any Subsidiary is a party is in full force and effect and represents a legally valid and binding obligation of the Company or such Subsidiary, as the case may be; (ii) the Company and its Subsidiaries, and, to the Knowledge of the Company, each counterparty, have performed, in all material respects, all obligations required to be performed by it and them under each of the Listed Contracts to which it is a party; and (iii) except as set forth in Section 4.15(b)(iii) of the Disclosure Schedule, the Company and its Subsidiaries are not in material breach or material violation of, or material default under, any of the Listed Contracts to which it is a party, nor has the Company or its Subsidiaries received any written notice that it or they have materially breached, materially violated or materially defaulted under any of the Listed Contracts to which it is a party.

Section 4.16 Employee Benefit Matters.

(a) Section 4.16(a) of the Disclosure Schedule contains a true, correct and complete list of each employee benefit plan (including any “employee benefit plan” as defined in Section 3(3) of ERISA) and all other compensation, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, pension, profit sharing, supplemental retirement, health, life or disability insurance, dependent care, severance, termination pay and other similar fringe or employee benefit plans, programs, policies or arrangements and any current employment, executive compensation, change in control, severance or termination pay agreements written or otherwise maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or under which current or former employees of the Company or any of its Subsidiaries benefit in respect of employment with the Company or any of its Subsidiaries, as well as each plan with respect to which the Company could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (each, a “Company Benefit Plan”). The Company has made available to Parent and its agents and representatives true, correct and complete copies (as applicable) of (i) the current plan document or documents for each Company Benefit Plan (or a written description thereof in the case of an unwritten Company benefit Plan); (ii) the two most recent annual reports (Form 5500) filed with the Department of Labor with respect to each such Company Benefit Plan; (iii) each current trust agreement relating to each such Company Benefit Plan; (iv) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required; and (v) the most recent determination letter issued by the IRS with respect to any such Company Benefit Plan qualified under Section 401(a) of the Internal Revenue Code. No Company Benefit Plan is subject to Title IV of ERISA.

(b) To the Knowledge of the Company, each Company Benefit Plan has been operated and maintained in material compliance with its terms and applicable law (including, without limitation, ERISA and the Internal Revenue Code) and no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries or any Company Benefit Plan could be subject to any material liability under the terms of such Company Benefit Plans, ERISA, the Internal Revenue Code or any other applicable Law, other than ordinary course liability for contributions, benefits or administrative expenses under or with respect to such Company Benefit Plan. To the Knowledge of the Company, no fiduciary or party in interest of any Company Benefit Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

(c) Section 4.16(c) of the Disclosure Schedule contains a true, correct and complete list of (i) each severance agreement and plan of the Company or any of its Subsidiaries with or relating to its employees, and (ii) each plan and agreement of the Company or any of its Subsidiaries with or relating to their respective employees, which provides for acceleration of benefits or payments upon a change in control. A true, correct and complete copy of each of the agreements and plans set forth in Section 4.16(c) of the Disclosure Schedule has been made available to Parent. Except as listed in Section 4.16(c) of the Disclosure Schedule, no payment, accrual of additional benefits, acceleration of payments or vesting in any benefit under any Company Benefit Plan will be caused by the execution of this Agreement or by the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event).

(d) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code either is a prototype plan for which a favorable opinion letter from the IRS has been provided or has received a determination letter from the IRS that it is so qualified, and no fact or event has occurred since the date of such opinion or determination letter that would materially and adversely affect the qualified status of any such Company Benefit Plan.

(e) The Company has no obligation or liability and at no time in the past has had any obligation or liability with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Internal Revenue Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Internal Revenue Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Internal Revenue Code.

(f) No Company Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Internal Revenue Code, and no benefits under any Company Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Internal Revenue Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Internal Revenue Code).

(g) There is no pending or, to the Knowledge of the Company, threatened assessment, complaint, proceeding or investigation of any kind in any court or Governmental Authority with respect to any Company Benefit Plan (other than routine claims for benefits), and the Company is not aware of any facts that would reasonably be expected to give rise to any such assessment, complaint, proceeding or investigation (other than routine claims for benefits) with respect to any Company Benefit Plan.

(h) No Company Benefit Plan that is a “welfare plan” within the meaning of Section 3(1) of ERISA provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than coverage mandated by Law, including Section 4980B of the Internal Revenue Code and Section 601 (et seq.) of ERISA. The Company and its Subsidiaries have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code.

(i) With respect to any insurance policy providing funding for benefits under any Company Benefit Plan, (i) there is no material liability of the Company or any of its Subsidiaries in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability and (ii) to the Knowledge of the Company, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and no such proceedings with respect to any insurer are imminent.

(j) No entity or trade or business (other than the Subsidiaries of the Company) is, or at any time within the past six years has been, treated, together with the Company, as a single employer under Section 414 of the Internal Revenue Code or as a controlled group under Section 4001 of ERISA.

(k) No benefit or payment under any Company Benefit Plan that is “contingent” (within the meaning of Section 280G(b)(2)(A)(i) of the Internal Revenue Code) on the consummation of the transactions contemplated by this Agreement or any other transaction will, either independently or when aggregated with all other amounts payable to any individual, constitute a “parachute payment” (as defined under Section 280G(b)(2) of the Internal Revenue Code). The Company has or will take all necessary steps to ensure that the receipt of any compensation, benefit or amount that may be deemed to result in an “excess parachute payment” (within the meaning of Section 280G(c) of the Code) to each person who is a “disqualified individual” with respect to the Company, within the meaning of Section 280G(c) of the Code, has been approved by Stockholder approval in accordance with Section 280G(b)(5)(A)(ii) of the Code (without regard Section 280G(b)(5)(A)(i)).

(l) Each Company Benefit Plan that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) satisfies the applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code, and has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code or to the extent of non-compliance, such non-compliance would not be likely to cause a Material Adverse Effect.

Section 4.17 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and/or consistently with past practice). There are no pending claims against the Company or any of its Subsidiaries under any workers compensation plan or policy or for long term disability. There are no pending, or to the Knowledge of the Company, threatened union grievances or arbitrations.

(b) Section 4.17(b) of the Disclosure Schedule sets forth a true, correct and complete list of all severance Contracts, employment Contracts and consulting Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union contract, no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has any duty to bargain with any labor organization. The Company is not aware of any activities, proceedings or petitions by any labor union to organize or represent their respective employees. There is no labor dispute, lockout, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries, and since January 1, 2006, there has not been any such action.

(c) Section 4.17(c) of the Disclosure Schedule is a true, correct and complete list of the names, positions, rates of compensation, status as exempt/non-exempt, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year of all officers, directors, employees (permanent, temporary or otherwise), consultants and independent contractors of the Company and each of its Subsidiaries. No employee of the Company or any of its Subsidiaries has given written notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries or the Surviving Corporation.

(d) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, non-competition agreement or restrictive covenant to a former employer.

(e) There are no written personnel manuals, handbooks, policies, rules or procedures applicable to any employee of the Company or any of its Subsidiaries, other than those set forth in Section 4.17(e) of the Disclosure Schedule, true and complete copies of which have heretofore been provided to Parent.

(f) To the Knowledge of the Company, the Company and each of its Subsidiaries are in compliance in all material respects with all Laws applicable to its respecting employment and employment practices, including, without limitation, all applicable Laws respecting terms and conditions of employment, health and safety, wages and hours, employee and independent contractor classifications, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. There is no unfair labor practice, charge or complaint pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary before the National Labor Relations Board or any state or local agency. To the Knowledge of the Company, there are no wage and hour, wrongful termination or employment discrimination claims, complaints or charges pending against it. All individuals who are performing consulting or other services for the Company or Subsidiary are or were correctly classified as either “independent contractors” or “employees,” as the case may be, and, immediately prior to the Closing, will qualify for such classification with immaterial exceptions.

(g) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of their executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

Section 4.18 Brokers. Except for Citigroup, which is entitled to certain investment banking and advisory fees in connection with this Agreement and the transactions contemplated by this Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Parent a complete and correct copy of all agreements between the Company and Citigroup pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

Section 4.19 Related Party Transactions. No officer or director or, to the Knowledge of the Company, any other Related Party, has (a) directly or indirectly, an interest, including any equity, other financial or voting interest, in any third party which furnished or sold, or furnishes or sells, services, products or technology that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, (b) any interest in any third party that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services or (c) any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms, provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded company shall not be deemed to be an “interest in any entity” for purposes of this Section 4.19. There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Company or any of its Subsidiaries, except for amounts due to officers and directors of the Company and its Subsidiaries pursuant to their employment and service to the Company and its Subsidiaries.

Section 4.20 Insurance. Section 4.20 of the Disclosure Schedule sets forth a true, correct and complete listing of all policies of insurance and bonds issued at the request or for the benefit of the Company or any of its Subsidiaries, including such policies maintained on behalf of officers, directors and employees of the Company and its Subsidiaries. Section 4.20 of the Disclosure Schedule identifies which Person is the policy holder. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. No notice of cancellation, termination or reduction of coverage has been received with respect to any such policy. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The Company and each of its Subsidiaries is in compliance with the terms of such policies and bonds. To the Knowledge of the Company, there are no threatened termination of any of such policies.

Section 4.21 Board Approval. The Company’s board of directors, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote (with no abstentions) at a meeting duly called and held or by unanimous written consent has (a) approved this Agreement, the Ancillary Agreements, the Agreement of Merger and the Merger, (b) determined that this Agreement, the Ancillary Agreements, the Agreement of Merger and the terms and conditions of the Merger are in the best interests of the Company and its shareholders, and (c) recommended that all of the shareholders of the Company approve this Agreement, the Ancillary Agreements, the Agreement of Merger and the Merger.

Section 4.22 Shareholder Approval. The Company’s shareholders by and through the execution and delivery to the Company of a written consent executed by the holders of a majority of the outstanding shares of Company Common Stock (and not thereafter modified or rescinded) in accordance with the applicable provisions of California Law, have approved this Agreement, the Ancillary Agreements, the Agreement of Merger and the Merger.

Section 4.23 Bank and Brokerage Accounts. Section 4.23 of the Disclosure Schedule sets forth as of the date hereof:

(a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any Subsidiary has an account or safety deposit box or maintains a banking, custodial, trading or other similar relationship;

(b) a true and complete list and description of each such account, safety deposit box and relationship, indicating in each case the account number, the names of the respective officers, employees, agents or other similar representatives of the Company or any Subsidiary having signatory power with respect thereto and the current balances in such accounts or safety deposit boxes; and

(c) a list of each debenture, note and other evidence of indebtedness for borrowed money, stock, security (including rights to purchase and derivative securities or rights), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company or any Subsidiary , the legal name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

Section 4.24 Accounts Receivable. All accounts receivable of Company and its Subsidiaries reflected on the Current Balance Sheet (the “Accounts Receivable”) arose in the ordinary course of business, are to the Company’s Knowledge, bona fide, and are carried at values determined in accordance with GAAP consistently applied. The reserve set forth in the Current Balance Sheet against the Accounts Receivable has been calculated in a manner consistent with the Company’s past practice. As of the date hereof, no Person has given the Company written notice of any material disputes regarding, and, no Person has any Lien on, any of such Accounts Receivable and no agreement for any material deduction or discount has been made with respect to any of such Accounts Receivable, and no written request for any deduction or discount on any Account Receivable with a value of $25,000 or more as reflected on the Current Balance Sheet has been made.

Section 4.25 Customers. No customer which individually accounted for more than 5% of the Company’s consolidated net revenues during the 12-month period preceding June 30, 2007 (a “Material Customer”) has terminated, or, to the Knowledge of the Company, made any written threat to the Company to terminate, its relationship with the Company or its usage of the services or products of the Company. To the Knowledge of the Company, the Company is not involved in any material dispute with any Material Customer.

Section 4.26 Export Control Laws. The Company and each Subsidiary has conducted its export transactions at all times in strict compliance with applicable provisions of all export control laws and regulations, including, but not limited to, the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing, the Company represents and warrants that:

(a) the Company and each subsidiary has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

(b) the Company and each subsidiary is in compliance with the terms of all applicable export licenses or other approvals;

(c) there are no pending or, to the Company’s Knowledge, threatened claims against the Company or any subsidiary with respect to such export licenses or other approvals;

(d) to the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any subsidiary’s export transactions that may give rise to any future claims; and

(e) no consents or approvals for the transfer of export licenses to Parent or the Merger Sub are required, or such consents and approvals can be obtained expeditiously without material cost.

Section 4.27 Foreign Corrupt Practices Act. Neither the Company, nor to the Knowledge of the Company, any Subsidiary or other Person acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements, have been duly authorized by the Board of Directors of each of Parent and Merger Sub and no other corporate or other action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement or any Ancillary Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder or thereunder or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements. This Agreement has been, and upon their execution each of the Ancillary Agreements will have been, duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties thereto (other than Parent and Merger Sub), this Agreement constitutes, and upon their execution each of the Ancillary Agreements will constitute, a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms, except as such enforceability may be limited by principles of public policy, and subject to (a) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (b) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.2 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business in all material respects as currently conducted. Parent is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the ability of Parent to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 5.3 Conflicts. Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 5.4 have been obtained or made, the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, does not and will not (a) conflict with or result in a violation of the organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation of any Governmental Order or Law applicable to Parent or Merger Sub or their respective assets or properties; or (c) result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party, or by which any of the assets or properties of Parent or Merger Sub is bound or affected, except, in the case of clauses (b) and (c) of this Section 5.3, as would not have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 5.4 Consents, Approvals, Etc. No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or third party is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder, or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, except (a) the filing of the Agreement of Merger, together with the related officers’ certificates, pursuant to California Law, (b) the pre-merger notification requirements under the HSR Act, (c) as may be necessary to comply with applicable requirements, if any, under California Law or federal or state securities or “blue sky” Laws, and (d) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 5.5 Litigation and Governmental Orders. As of the date of this Agreement, (i) there are no Actions pending against Parent, Merger Sub or any other Subsidiaries of Parent (“Parent Subsidiaries”), or any of the assets or properties of Parent, Merger Sub or any Parent Subsidiaries, or any of the directors or officers of Parent, Merger Sub or any Parent Subsidiaries in their capacity as directors or officers of Parent, Merger Sub or any Parent Subsidiaries that would adversely affect the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement and (ii) Parent, Merger Sub and the Parent Subsidiaries and their respective assets and properties are not subject to any Governmental Order that would prevent either Parent or Merger Sub from performing its respective obligations under this Agreement or consummating the transactions contemplated by this Agreement.

Section 5.6 Adequate Funds. Parent has the funds required, or will have available at the time payment is required, to make the payments required under Article II (including, without limitation, Section 2.8) as, if, and when such amounts may become due and payable.

Section 5.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section 5.8 No Prior Activities. Merger Sub has not incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement, including the Merger. Except as contemplated by this Agreement, Merger Sub had not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person, or become subject to or bound by any obligation or undertaking. As of the date of this Agreement, all of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated by this Agreement).

ARTICLE VI.

ADDITIONAL AGREEMENTS

Section 6.1 Conduct of the Company Prior to the Effective Time.

(a) Unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld or delayed) and except as otherwise contemplated by this Agreement or set forth in Section 6.1(a) of the Disclosure Schedule, during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 9.1, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct the business only in the usual, regular and ordinary course; (ii) use commercially reasonable efforts, subject to the limitations set forth in this Agreement, to keep available the services of the officers and key employees of the Company and its Subsidiaries; (iii) use commercially reasonable efforts consistent with past practices and policies to maintain the assets and properties of the Company and its Subsidiaries in their current condition, normal wear and tear excepted; and (iv) promptly notify Parent of any change, occurrence or event known to the Company which, individually or in the aggregate with any other changes, occurrences and events known to the Company, has had, or would reasonably be expected to have, a Material Adverse Effect or which is reasonably likely to cause any of the conditions to closing set forth in Section 7.2 not to be satisfied; and

(b) Except as otherwise contemplated by this Agreement or set forth in Section 6.1(b) of the Disclosure Schedule, during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 9.1, the Company shall not, and shall cause each of its Subsidiaries not to, do or cause to be done any of the following without the prior written consent of Parent:

(i) except in the ordinary course of business, create any Encumbrance on any assets or properties (whether tangible or intangible) of the Company or any of its Subsidiaries, other than (A) Permitted Encumbrances, (B) Encumbrances that will be released at or prior to or concurrently with the Closing, and (C) Encumbrances on assets or properties having an aggregate value not in excess of $25,000.

(ii) except in the ordinary course of business consistent with past practice, sell, assign, transfer, lease or otherwise dispose of, or agree to sell, assign, transfer, lease or otherwise dispose of, any assets of the Company or any of its Subsidiaries;

(iii) (A) hire any new officer-level or other management-level employee or enter into or amend any employment, deferred compensation, severance or similar agreement; (B) increase the compensation payable, or to become payable, by the Company or any of its Subsidiaries to any Company Employees, employees of any Subsidiaries of the Company or any directors or officers of the Company or any of its Subsidiaries; (C) pay or make provision for the payment of any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any Company Employee, employees of any Subsidiaries of the Company, or any director or officer of the Company, or (D) increase the coverage or benefits available under any severance pay, termination pay, vacation pay, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with Company Employees, employees of any Subsidiaries of the Company or any director or officer of the Company, other than, in the case of clauses (B), (C) and (D) of this Section 6.1(b)(iii), normal increases or payments which are made in the ordinary course of business consistent with past practice or are required by Contract or applicable Law or under any Company Benefit Plan;

(iv) change any method of accounting or accounting practice used by the Company, other than such changes required by GAAP;

(v) issue, grant or sell any additional securities, including shares of Company Common Stock or securities convertible into or exchangeable for shares of Company Common Stock, other than (A) the issuance of shares of Company Common Stock pursuant to the exercise of stock options, warrants or other rights outstanding on the date hereof and (B) the issuance of options to purchase shares of Company Common Stock between the date hereof and the Closing to newly hired employees pursuant to the Company Stock Plan and consistent with the Company’s past practice;

(vi) amend in any respect the Company Articles of Incorporation or Company Bylaws or any organization documents of any Subsidiary;

(vii) Except as set forth on Section 6.1(b)(vii) of the Disclosure Schedule, declare, set aside or pay any dividend or distribution or other capital return in respect of any securities of the Company or any of its Subsidiaries (except for dividends, distributions or capital returns paid or made by any Subsidiary of the Company to the Company), or redeem, purchase or acquire any securities of the Company or any of its Subsidiaries;

(viii) make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances;

(ix) transfer or license to any Person (including through an original equipment manufacture or reseller agreement) any rights to any Company Intellectual Property, other than in the ordinary course of business consistent with past practice in connection with the license or sale of any of the Company’s or its Subsidiaries’ products or services to customers;

(x) enter into or amend any agreement (including any original equipment manufacture or reseller agreement) in accordance with which any third party is granted marketing or other distribution rights of any type or scope with respect to any of the Company’s or its Subsidiaries’ products or technology;

(xi) sell, lease, license or otherwise dispose of or encumber any of its properties or assets, other than in the ordinary course of business consistent with past practice in connection with the license or sale of any of the Company’s or its Subsidiaries’ products or services to customers;

(xii) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(xiii) enter into any operating lease in excess of $10,000 or enter into any real estate lease;

(xiv) make any capital expenditures or commitments, capital additions or capital improvements or enter into any capital leases except in the ordinary course of business (and not in excess of $25,000, in the aggregate, without prior notice to Parent);

(xv) materially reduce the amount of any insurance coverage provided by existing insurance policies;

(xvi) grant any severance or termination pay to any Person, except payments made in accordance with written agreements listed in Section 4.17(b) of the Disclosure Schedule, or amend or modify any existing severance or termination agreement with any Person;

(xvii) commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(xviii) acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

(xix) make any change in accounting principles, practices or policies from those utilized in the preparation of the Company Financial Statements, make any write-off or write-down of or make any determination to write-off or write-down any of its assets and properties, or make any change in its general pricing practices or policies or any change in its credit or allowance practices or policies;

(xx) make or change any material election in respect of Taxes; change any material accounting method in respect of Taxes; enter into any material agreement in respect of Taxes, including settlement or compromise of any Tax claim; consent to any extension or waiver of the limitation period applicable to any Tax claim;

(xxi) revoke any election to be treated as an S corporation or subchapter S subsidiary within the meaning of Code Sections 1361 and 1362 (or corresponding provisions of state and local law), or take any action that would result in the termination of such status, (including permitting any Person that is not an eligible S corporation shareholder within the meaning of Section 1361(b)(1)(B) and (C) to acquire stock of the Company);

(xxii) enter into any Contract or transaction in which any officer or non-employee director of the Company or any of its Subsidiaries (or any member of the immediate family of such officer or director) has an interest under circumstances that would require disclosure under Item 404 of Regulation S-K if the Company or any of its Subsidiaries were subject to the reporting requirements of Section 13(a) of the Exchange Act;

(xxiii) amend, waive, modify or consent to the termination of any Listed Contract, or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder;

(xxiv) take any action, or intentionally fail to take any action, that would cause any representation or warranty made by the Company in this Agreement to be untrue or result in a breach of any covenant made by the Company in this Agreement, or that has or would reasonably be expected to have a Material Adverse Effect;

(xxv) sell, transfer, license, abandon, let lapse, disclose (except in the ordinary course of business consistent with past practice), diminish, destroy or otherwise dispose of or encumber Company IP Rights in any manner (other than pursuant to non-exclusive end user licenses in the ordinary course of business) or assert or threaten to assert any rights with respect to Company IP Rights against any third party;

(xxvi) pay, discharge or satisfy any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $10,000 (in any one case) or $50,000 (in the aggregate), other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business consistent with past practice;

(xxvii) enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any Company Product or Service; or

(xxviii) announce an intention, enter into any formal or information agreement, or otherwise make a commitment to do any of the foregoing.

Section 6.2 Conduct of Parent and Merger Sub Prior to the Effective Time. During the period commencing with the execution and delivery of this Agreement by all of the parties to this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 9.1, Parent and Merger Sub shall promptly notify the Company of any change, occurrence or event known to Parent or Merger Sub which, individually or in the aggregate with any other changes, occurrences or events known to Parent or Merger Sub is reasonably likely to cause any of the conditions to closing set forth in Section 7.1 not to be satisfied.

Section 6.3 Access to Information.

(a) Subject to the terms of the Confidentiality Agreement, during the period commencing upon the execution and delivery of this Agreement by all of the parties to this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 9.1, upon reasonable notice and during normal business hours, the Company shall, and shall cause the officers, employees, auditors, Subsidiaries and agents of the Company to, (i) afford the officers, employees and authorized agents and representatives of Parent reasonable access to the offices, properties, books and records of the Company and the Subsidiaries and (ii) furnish to the officers, employees and authorized agents and representatives of Parent such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Company and the Subsidiaries as Parent may from time to time reasonably request in order to assist Parent in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated by this Agreement; provided, however, that Parent shall not unreasonably interfere with any of the businesses or operations of the Company.

(b) In addition, the Company shall, and agrees to cause its appropriate officers and other personnel to, execute and deliver such documents and instruments as may be reasonably requested by Parent or required by third party accountants and auditors in connection with the matters contemplated by subparagraph (a) of this Section 6.3 or this subparagraph (b), including any work papers, documents, books, record, certifications or reliance representation letters reasonably requested by the auditors engaged to conduct an audit of the Company’s financial books and records in order for Parent to make any required public filings with the Securities and Exchange Commission relating to the Company or the Merger.

Section 6.4 Confidentiality. The parties to this Agreement hereby agree to be bound by and comply with the terms of the Confidentiality Agreement, which are hereby incorporated into this Agreement by reference and shall continue in full force and effect until the Effective Time, such that the information obtained by any party to this Agreement, or its officers, employees, agents or representatives, during any investigation conducted pursuant to Section 6.3, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or otherwise, shall be governed by the terms of the Confidentiality Agreement.

Section 6.5 Efforts; Consents; Regulatory and Other Authorizations. Each party to this Agreement shall use its commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement, (b) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including those consents set forth in the Disclosure Schedule, (c) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement, and (d) fulfill all conditions to such party’s obligations under this Agreement. Each party to this Agreement shall cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such consents from third parties, no party to this Agreement shall be required to make payments, commence litigation or agree to modifications of the terms and conditions of any agreements with third parties, and except for modifications which would not have, or would not reasonably be expected to have, a Material Adverse Effect or violate the provisions of Section 6.1(b), no such modifications shall be made to any Contract of the Company or any of its Subsidiaries without the consent of Parent, which consent shall not be unreasonably withheld or delayed. The parties to this Agreement shall not take any action that is reasonably likely to have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

Section 6.6 Further Action. Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

Section 6.7 Indemnification Provisions. From and after the Effective Time, Parent shall or shall cause the Surviving Corporation to fulfill and honor the obligations of the Company to its directors and officers pursuant to the indemnification provisions set forth in the Company’s Articles of Incorporation and Bylaws, as in effect on the date hereof.

Section 6.8 Labor Matters. On the date hereof, the Company has entered into new employment offer letters (the “Offer Letters”) approved by Parent with the individuals listed on Section 6.8 of the Disclosure Schedule (the “Key Employees”), to be effective as of the Closing Date. Such employment for the Key Employees will  supersede any prior express or implied employment agreements, arrangement or offer letter in effect prior to the Closing Date (it being understood that the Offer Letters include an acknowledgement by the employee that any such prior express or implied employment agreements, arrangements or offer letters will be terminated on the Closing Date). Except as expressly set forth in the Offer Letters, the provisions of this Section 6.8 and Section 6.9 shall not create in any employee (including any Key Employee) any rights to employment or continued employment with Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates.

Section 6.9 Employee Benefit Matters.

(a) Employees of the Company who are employed by the Surviving Corporation after the Merger shall continue to receive benefits that are in the aggregate comparable to those afforded to similarly-situated employees of the Company as determined by management of the Surviving Corporation, subject to the terms and conditions of the Surviving Corporation’s or Parent’s relevant benefits plans.

(b) Parent shall set aside the China Closing Bonus Pool, if any, the 2007 US Bonus Pool, if any, the 2007 China Bonus Pool, if any, the 2008 US Bonus Pool, if any, the 2008 China Bonus Pool, if any, the 2009 US Bonus Pool, if any, the 2009 China Bonus Pool, if any, (each, as determined pursuant to Section 2.8, and, collectively, the “Bonus Pool”) for payment to certain employees of the Company as provided for herein.

(i) At the Closing, Parent shall pay to certain China-based employees of the Company to be agreed upon as between the Company and Parent (the “China Bonus Employees”) who at such time remain employed on a full time basis by the Company 100% of the China Closing Bonus Pool, if any, to be allocated among such China Bonus Employees as determined in the discretion of the then-acting president or co-presidents of the Company in consultation with Parent.

(ii) At such time as the amount of the 2007 US Bonus Pool, if any, is finally determined pursuant to Section 2.8, Parent shall pay to certain United States-based employees of the Company to be agreed upon as between the Company and Parent (the “US Bonus Employees”) who at such time remain employed on a full time basis by the Company 100% of the 2007 US Bonus Pool, to be allocated among such US Bonus Employees as determined in the discretion of the then-acting president or co-presidents of the Company in consultation with Parent. At such time as the amount of the 2007 China Bonus Pool, if any, is finally determined pursuant to Section 2.8, Parent shall pay to the China Bonus Employees who at such time remain employed on a full time basis by the Company 100% of the 2007 China Bonus Pool, to be allocated among such China Bonus Employees as determined in the discretion of the then-acting president or co-presidents of the Company in consultation with Parent.

(iii) At such time as the amount of the 2008 US Bonus Pool, if any, is finally determined pursuant to Section 2.8, Parent shall pay to the US Bonus Employees who at such time remain employed on a full time basis by the Company 100% of the 2008 US Bonus Pool, to be allocated among such US Bonus Employees as determined in the discretion of the then-acting president or co-presidents of the Company in consultation with Parent. At such time as the amount of the 2008 China Bonus Pool, if any, is finally determined pursuant to Section 2.8, Parent shall pay to the China Bonus Employees who at such time remain employed on a full time basis by the Company 100% of the 2008 China Bonus Pool, to be allocated among such China Bonus Employees as determined in the discretion of the then-acting president or co-presidents of the Company in consultation with Parent.

(iv) At such time as the amount of the 2009 US Bonus Pool, if any, is finally determined pursuant to Section 2.8, Parent shall pay to the US Bonus Employees who at such time remain employed on a full time basis by the Company 100% of the 2009 US Bonus Pool, to be allocated among such US Bonus Employees as determined in the discretion of the then-acting president or co-presidents of the Company in consultation with Parent. At such time as the amount of the 2009 China Bonus Pool, if any, is finally determined pursuant to Section 2.8, Parent shall pay to the China Bonus Employees who at such time remain employed on a full time basis by the Company 100% of the 2009 China Bonus Pool, to be allocated among such China Bonus Employees as determined in the discretion of the then-acting president or co-presidents of the Company in consultation with Parent.

Section 6.10 Spreadsheet. The Company shall prepare and deliver to Parent, at or prior to the Closing, a spreadsheet in form acceptable to Parent, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date, the following information relating to holders of Company Common Stock and Company Options: (a) the names of all the Company’s Shareholders and Optionholders and their respective addresses, (b) the number of shares of Company Common Stock held by, or subject to Company Options held by, such Persons and, in the case of shares, the respective certificate numbers, (c) the amount of cash issuable to each holder of Company Common Stock and Company Options at the Effective Time pursuant to Section 2.6(c) and Section 2.6(d) (after the applicable withholding of the Indemnification Escrow Amount and the Closing Option Indemnity Holdback in the manner set forth in Section 2.7), (d) wiring instructions for cash payments to be made; (e) the W-9 Tax Forms of the Shareholders, and (f) the interest of each holder of Company Common Stock and Company Options outstanding immediately prior to the Effective Time in the Escrow Fund and the Closing Option Indemnity Holdback (the “Spreadsheet”).

Section 6.11 No Solicitation. From the date hereof until the earlier of the termination of this Agreement pursuant to and in accordance with Section 9.1 and the Effective Time, the Company shall not and shall cause its officers, directors, employees, financial advisors, representatives, agents, Subsidiaries, or Affiliates (each a “Company Representative”) not to, directly or indirectly: (a) solicit, knowingly facilitate or knowingly encourage any inquiry, proposal or offer from any Person (other than Parent) in respect of an Acquisition Transaction (as defined below); (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) in respect of an Acquisition Transaction; (c) accept any proposal or offer from any Person (other than Parent) in respect of an Acquisition Transaction, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Transaction by any Person other than Parent and its designees. Upon execution of this Agreement, the Company shall immediately cease and cause to be terminated any existing direct or indirect discussions with any Person (other than Parent) that are in respect of an Acquisition Transaction. The taking of any action described in clauses (a) through (d) above by the Company, or any Company Representative shall be deemed a material breach by the Company of this Agreement, regardless of the party who actually takes such action. In addition to the foregoing, if the Company, or to the Knowledge of the Company, any Company Representative, receives any offer or proposal relating to any Acquisition Transaction or proposed Acquisition Transaction at any time prior to the earlier of the Effective Time or the termination of this Agreement, the Company immediately shall notify Parent thereof, including information as to the identity of the offeror(s) making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may request. “Acquisition Transaction” means any transaction involving: (i) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of the Company; (ii) the issuance, disposition or acquisition of (A) any capital stock or other equity security of the Company (other than Company Common Stock issued upon exercise of Company Options), (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company.

Section 6.12 Public Disclosure. Unless otherwise required by applicable Law, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by the Company or any of the Company Representatives without the prior written consent of Parent. The parties acknowledge and agree that it is their mutual intent to issue a joint press release announcing the transaction and to that end will in good faith agree to mutually acceptable text for such press release. Between the date hereof and the earlier of the termination of this Agreement pursuant to and in accordance with Section 9.1 and the Effective Time, to the extent that Parent issues a press release with respect to the execution of this Agreement or the transactions contemplated hereby, unless otherwise required by applicable Law, Parent shall obtain the prior approval of such release by the Company, not to be unreasonably withheld.

Section 6.13 Third Party Transaction Expenses; Indebtedness. The Company shall use commercially reasonable efforts to pay or discharge all Third Party Transaction Expenses and Indebtedness on or prior to the Closing Date.

Section 6.14 Intellectual Property Notices; IP Assignments. The Company shall reasonably cooperate with Parent in making commercially reasonable arrangements, prior to the Closing Date, to effect any necessary or appropriate assignments (as determined by Parent) to the Surviving Corporation of (a) all Company IP Rights or other Intellectual Property rights owned or licensed by the Company or (b) Intellectual Property rights created by the Company’s founders, employees, consultants and independent contractors, including any Company IP Rights or other Intellectual Property rights created by the Company’s founders prior to the Company’s incorporation, in each case with respect to this subclause (b) which is related to and used by the Company Business, and to obtain the cooperation of such persons to complete all Company IP Rights in the name of the Surviving Corporation at the Company’s or the Surviving Corporation’s expense (each, an “IP Assignment”). The Company shall use all commercially reasonable efforts to maintain, perfect, preserve or renew the Company IP Rights through the Effective Time, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto, and to promptly respond and prepare to respond to all requests, related to the Company IP Rights, received from Governmental Authorities. At the Closing, the Company will notify Parent of all actions which, to the Knowledge of the Company, must be taken within the 180 days following the Closing Date and which are necessary to maintain, perfect, preserve or renew any Company IP Rights (and applications or registrations with respect to the same), including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto.

Section 6.15 Tax Matters.

(a) Section 338(h)(10) Election.

(i) No election shall be made by Parent or any other person under sections 338(a) and 338(g) of the Code with regard to Parent’s purchase of the shares of Company Common Stock, provided that the foregoing limitation shall not apply to any election with respect to the stock of any foreign subsidiary that is held by the Company. The Company’s shareholders and Parent shall file a joint election pursuant to Section 338(h)(10) of the Code and the applicable Treasury Regulations and any corresponding election under state and local law (“Section 338(h)(10) Election”) with regard to Parent’s purchase of the shares of Company Common Stock, without any additional payment by Parent to the Shareholders. The Company shall use commercially reasonable efforts to cause the Shareholders to cooperate with Parent in filing such election, including executing IRS Form 8023 and all other necessary forms and otherwise taking such other actions that are required under the Code or the Treasury Regulations (and corresponding provisions of State and local law) in connection with a Code Section 338(h)(10) Election. The Company shall use commercially reasonable efforts to cause the Shareholders to deliver to Parent on the Closing Date (or such later time as requested by Parent) an executed IRS Form 8023 (and all applicable corresponding state or local forms) with respect to the Section 338(h)(10) Election.

(ii) Within ninety (90) days following the Closing Date, Parent shall prepare and deliver to the Shareholders Representative a draft schedule allocating the “aggregate deemed sales price” within the meaning of the applicable Treasury Regulations under Section 338(h)(10) of the Code, among the assets of the Company (the “Allocation”). Within twenty (20) Business Days of delivery of the Allocation, the Shareholders Representative will notify Parent of any proposed changes. If the parties cannot agree on the Allocation, the dispute will be resolved by an independent accounting firm acceptable to Parent and Shareholders Representative. Any payments subsequent to the Closing Date (such as indemnity payments under the terms of this Agreement) that are treated as an adjustment to purchase price of the shares of Company Common Stock for tax purposes will be allocated among Company’s assets in accordance with the Allocation method provided in this Section 6.16(a)(ii). The fees and expenses of the independent accounting firm will be paid by Parent.

(iii) The Allocation (as determined pursuant to the provisions of Section 6.16(a)(ii)) will be the allocation used by the Company, and Parent in any and all Tax Returns and will be the allocation used in each IRS Form 8883 for each of the “old target” and the “new target” as such terms are used in Code Section 338 and the applicable Treasury Regulations. The Company and Parent will make all Tax reports, Tax Returns and Tax refund claims and other statements, including IRS Form 8883 or any equivalent statements, in a manner consistent with the Allocation and will not make inconsistent written statements on any Tax Returns or during the course of any IRS or other Tax audit, except to the extent required by applicable law. Each party agrees to notify the other if any Tax authority proposes a reallocation of such amounts.

(b) Payments to Optionees. The parties agree that any deductions attributable to payments (other than payments of Closing Consideration) to holders of Company Options after the Closing Date and payments pursuant to Section 6.9 (other than payments pursuant to Section 6.9(b)(i)) after the Closing Date shall be included on the consolidated federal income tax return that is filed by the Parent and includes the Company for the tax period during which such payment is made.

(c) Tax Returns.

(i) S Corporation Tax Returns. The Shareholder Representative will prepare or cause to be prepared and the Parent shall cause the Company to execute and timely file or cause to be timely filed all S Corporation Tax Returns for the Company for taxable years ending on or prior to the Closing Date. The Shareholders will pay or cause to be paid and be responsible for all Taxes due in regard to such Tax Returns.

(ii) Other Returns. The Parent and the Company will prepare or cause to be prepared and file or cause to be filed, within the time (taking into account any extensions) and manner provided by applicable, all Tax Returns of the Company (other than Tax Returns referred to in Section 6.15(c)(i)), including Tax Returns for taxable periods beginning before and ending after the Closing Date.

(iii) Review Rights. With respect to each Tax Return that is prepared by the Shareholder Representative pursuant to Section 6.15(c)(i) or that is prepared by the Parent pursuant to Section 6.15(c)(ii) and relates to any tax periods beginning before the Closing Date, the preparing party shall provide to the other party a draft of such Tax Returns at least twenty (20) days prior to the filing date, provided that the Parent’s obligation to provide a draft to the Shareholder Representative shall apply only if such Tax Return reflects a Tax liability for which the Indemnifying Shareholders are or may be liable under this Agreement. The reviewing party shall have the right to review and provide comments on any such Tax Return during the five day period following the receipt of such Tax Returns. The Shareholder Representative shall not be required to accept comments of the Parent with respect to Tax Returns pursuant to Section 6.5(c)(i), provided however, that the Shareholder Representative shall consider all comments provided by Parent in good faith. Parent and the Shareholder Representative shall attempt in good faith mutually to resolve any disagreement regarding Tax Returns prepared pursuant to Section 6.15(c)(ii) prior to the due date of filing thereof. If the parties are unable to resolve such dispute, the dispute shall be resolved by an independent public accounting firm. Any finding by the independent accounting firm shall be final and binding upon the parties. The costs and expenses relating to the dispute resolution shall be borne equally by Indemnifying Shareholders and Parent.

ARTICLE VII.

CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) Each of the representations and warranties made by each of Parent and Merger Sub in this Agreement that is qualified by reference to materiality or material adverse effect shall be true and correct, and each of the other representations and warranties made by each of Parent and Merger Sub in this Agreement shall by true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case where representations and warranties expressly speak as of a specified date or time, they need only be true and correct as of such specified date or time); and (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Parent and/or Merger Sub at or prior to the Closing shall have been performed or complied with in all material respects.

(b) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any other transactions contemplated by this Agreement.

(c) Governmental Approvals. All consents and approvals of Governmental Authorities necessary for consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained.

(d) Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments and other documents set forth to be delivered by Parent in Exhibit E, and all such agreements, instruments and other documents shall continue to be effective and shall not have been revoked by the Persons executing same.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Parent, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) Each of the representations and warranties made by the Company in this Agreement that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by the Company in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case where representations and warranties that expressly speak as of a specified date or time, they need only be true and correct as of such specified date or time); and (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with in all material respects.

(b) No Governmental Order or Litigation. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any other transactions contemplated by this Agreement. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent’s ownership, conduct or operation of the business of the Company or any of its Subsidiaries or that relates to any of the material Intellectual Property embodied, or proposed to be embodied, in any Company Product or Service or utilized in developed tools or design environments that are designed or modified by Company or any Subsidiary thereof, following the Effective Time shall be in effect be pending or overtly threatened, nor shall any Action or request for additional information be brought before or by any Governmental Authority seeking any of the foregoing, seeking to obtain from Parent or the Company or any of their respective Affiliates in connection with the Merger any damages alleging that any current or proposed Company Product or Service infringes any Intellectual Property of any third party, or seeking any other relief that (A) following the Merger would reasonably be expected to materially limit or restrict the ability of the Surviving Corporation and/or its Subsidiaries to own and conduct both (i) the assets and businesses owned and conducted by Parent and/or its Subsidiaries prior to the Merger and (ii) the assets and businesses owned and conducted by the Company and/or each of its Subsidiaries prior to the Merger or (B) require divestiture of any assets of Parent as a result of the transaction contemplated by this Agreement or the divestiture of any assets of the Company or any of its Subsidiaries.

(c) Governmental Approvals; Other Third Party Consents. All consents and approvals (i) of Governmental Authorities necessary for consummation of the transactions contemplated by this Agreement and (ii) set forth on Section 7.2(c) of the Disclosure Schedule, in each case shall have been obtained.

(d) Receipt of Closing Deliveries. Parent shall have received each of the agreements, instruments and other documents set forth in Exhibit E to be delivered by the Company or any other Person (other than Parent or Merger Sub), and all such agreements, instruments and other documents shall continue to be effective and shall not have been revoked by the Persons executing same.

(e) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect since the date of this Agreement.

(f) Employees. Each of the following individuals shall be employed by the Company or Parent at the Closing and shall not have given written or oral notice to Parent, Merger Sub, the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company, any of its Subsidiaries, the Surviving Corporation or Parent: Talmadge O’Neill, Harry Tsao, Richard Chino, Mike Wang, Steve Neufer, Wei Guo, Eric Zhang and Jessica Chen.

(g) Maximum Dissenting Shares. Not more than 1% of the Company Common Stock outstanding immediately prior to the Effective Time (without giving effect to Section 2.6(d)) shall be Dissenting Shares.

(h) Closing Date Balance Sheet. At least five (5) Business Days prior to the scheduled Closing Date, the Company shall provide Parent a copy of the Closing Date Balance Sheet, which shall include a calculation of the amount of the Company’s Non-Cash Working Capital, unpaid Indebtedness and unpaid Third Party Transaction Expenses as of the Closing Date.

(i) Intellectual Property Proceedings. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the validity, enforceability or the Company’s rights to use and exploit any Company IP Right or to sell or provide a Company Product or Service shall be in effect, nor shall be any pending or threatened proceeding brought by any person or any administrative agency or commission or other Governmental Authority seeking any of the foregoing.

(j) Tax Matters. Parent shall have received from each Shareholder (and the spouse of each Shareholder) (i) an affidavit of non-foreign status that complies with Section 1445 of the Code, (ii) an affidavit of the status of such person as an eligible S corporation shareholder within the meaning of Section 1361(b)(1)(B) and (C), (iii) an executed IRS Form 8023 (and all applicable corresponding state and local forms) reflecting the Section 338(h)(10) Election with respect to the acquisition of the shares pursuant to the terms of this Agreement, and (iv) a Tax Matters Agreement in the form attached hereto as Exhibit F.

ARTICLE VIII.

INDEMNIFICATION

Section 8.1 Survival; Time For Making Claims. The representations and warranties of the Company and Parent and Merger Sub contained in this Agreement shall survive the Effective Time and expire on the date that is eighteen (18) months following the Closing Date; provided, however, that the representations and warranties set forth in Section 4.3 (relating to the Company’s capital stock), Section 4.9 insofar as they pertain to Taxes, other than United States federal and state income taxes, shall survive the Effective Time and expire on the date that is thirty-six (36) months following the Closing Date, the representations and warranties set forth in Section 4.9 insofar as they pertain to United States federal and income taxes shall survive the Effective Time and expire ninety days after the expiration of the period of limitations for the assessment of Taxes relating to matters covered thereby, and the representations and warranties set forth in Section 5.6 (relating to adequate funds) shall survive the Effective Time and expire on the date on which all payment obligations under Section 2.8 have been satisfied or expired (as applicable, the “Expiration Date”). No right to indemnification in accordance with this Article VIII in respect of any claim based upon any breach of or inaccuracy in a representation or warranty that is set forth in an Officer’s Certificate (as defined in Section 8.5) delivered to the Escrow Agent or the Shareholders Representative, or in a Claim Notice (as defined below) delivered to Parent, in each case prior to the applicable Expiration Date with respect to the representation or warranty in respect of which the claim for indemnification is made hereunder, shall be affected by the expiration of such representations and warranties. No Person indemnified under this Article VIII shall be entitled to indemnification hereunder unless such Person shall have given the Shareholders Representative and the Escrow Agent (in the case of a claim for indemnification under Section 8.2(a)), or Parent (in the case of a claim under Section 8.2(b)) written notice (the “Claim Notice”) on or before the applicable Expiration Date that it seeks indemnification hereunder. Each Claim Notice shall include the amount claimed, to the extent such amount is known, and a detailed description of the circumstances surrounding the Losses in respect of which indemnification is claimed.

Section 8.2 Indemnification.

(a) Subject to the limitations in this Article VIII, the holders of shares of the Company Common Stock and Company Options outstanding immediately prior to the Effective Time (the “Indemnifying Shareholders”) shall, from and after the Effective Time, indemnify and hold harmless Parent and the Surviving Corporation and their respective officers, directors, agents and employees, Subsidiaries, directors and employees of Subsidiaries, and each Person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act (each of the foregoing, a “Parent Indemnified Person”) from and against any and all Losses, arising out of, related to or by virtue of:

(i) any breach of any representation or warranty made by the Company in this Agreement;

(ii) any breach of any of the covenants or agreements made by the Company in this Agreement;

(iii) any amount due to Parent under Section 2.6(e) (as to which Parent has not been compensated under Section 2.6(e)) caused by any inaccuracy in the calculation, or the actual amount, of the cash balance or Non-Cash Working Capital as of the Closing Date;

(iv) any unpaid Indebtedness of the Company or unpaid Third Party Transaction Expenses not deducted from the Closing Consideration;

(v) if the election under Section 338(h)(10) of the Code with respect to the purchase of the Company’s stock is not valid, (A) an amount equal to $1,050,000, and (B) an amount equal to any income Taxes of the Company and its Subsidiaries with respect to any period ending on or prior to the Closing Date that is not encompassed by Section 4.9(a);

(vi) any Taxes imposed on the Company and its Subsidiaries under Section 1374 of the Code (and comparable provisions of state and local law) as a result of the Section 338(h)(10) Election; and

(vii) any per share amounts required to be paid with respect to Dissenting Shares to the extent greater than the amounts such dissenting shareholders would be entitled pursuant to the Merger (and including any Losses associated with any proceedings or settlement entered into to determine or settle the amount payable to dissenting shareholders).

In determining the amount of any Losses in respect of any inaccuracy in or any breach of any representation and warranty (except for the representations and warranties in Section 4.6 (relating to financial statements), (x) any materiality or Material Adverse Effect qualification contained in such representation or warranty will in all respects be ignored and (y) in the case of Section 4.9 (relating to Tax matters) and disclosure in the Disclosure Schedule as to such Tax matters shall be ignored. Notwithstanding any other provision in the Agreement to the contrary, (a) if the Company does not qualify as an S corporation as of the Closing Date, the Indemnifying Shareholders shall not be required to indemnify the Parent Indemnified Persons pursuant to Section 8.2(a)(i) and (ii) for any Taxes incurred by any Person for the period after Closing, including as a result of the failure to obtain a step up in the tax basis of the assets of the Company and its Subsidiaries, due to an invalid election under Section 338(h)(10) of the Code, and (b) Indemnifying Shareholders shall not be required to indemnify the Parent Indemnified Persons for any Taxes of the Company or its Subsidiaries imposed under state and local law as a result of an election under Section 338(h)(10) of the Code or any similar provision of state or local law.

(b) With respect to Losses to be paid from the Escrow Fund or the Option Indemnity Holdback or to be offset against the 2008 Earnout Consideration or the 2009 Earnout Consideration, as the case may be, pursuant to Section 8.3, the proportion of Losses for which each Indemnifying Shareholder shall be responsible under this Article VIII shall be based on such Indemnifying Shareholder’s Escrow Pro Rata Portion or Holdback Pro Rata Portion, as the case may be.

(c) Subject to the limitations in this Article VIII, Parent and the Surviving Corporation, jointly and severally (the “Parent Indemnifying Parties”), shall, from and after the Effective Time, indemnify and hold harmless each of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, and their respective officers, directors, agents and employees, Subsidiaries, directors and employees of Subsidiaries, and each Person, if any, who controls or may control, within the meaning of the Securities Act, any holder of shares of Company Common Stock outstanding immediately prior to the Effective Time, (each of the foregoing, a “Shareholder Indemnified Person”) from and against: any and all Losses arising out of, related to or by virtue of (i) any breach of any representation or warranty made by Parent or Merger Sub in this Agreement, or any other document required to be delivered by Parent or Merger Sub in accordance with any provision of this Agreement, (ii) any breach of any of the covenants or agreements made by Parent or Merger Sub in this Agreement, (iii) any amount otherwise payable that was not added to the Closing Consideration pursuant to Section 2.6(e)(ii) and; (iv) any amount due to the Shareholders and Optionholders under Section 2.6(e) (as to which the Shareholders and Optionholders have note been compensated under Section 2.6(e)) caused by any inaccuracy in the calculation, or the actual amount, of the cash balance or Non-Cash Working Capital as of the Closing Date.

(d) Parent may hold back up to ten percent (10%) of any 2008 Earnout Consideration or 2009 Earnout Consideration, as the case may be (the “Earnout Indemnity Holdback”), that would otherwise be payable to the Shareholders and the Optionholders pursuant to Section 2.8 as security for any pending claim for Losses for which Parent has delivered an Officer’s Certificate in accordance with Section 8.5 prior to the applicable Earnout Report. All or any portion of the Earnout Indemnity Holdback will be retained by Parent or paid to the Shareholders and the Optionholders, as the case may be, as and when the applicable claim for Losses is resolved in accordance with this Article VIII.

Section 8.3 Limitations on Indemnification; Exclusive Remedy.

(a) The Parent Indemnified Persons may not recover from the Escrow Fund, the Option Indemnity Holdback or the Earnout Indemnity Holdback in respect of any claim for indemnification under Section 8.2(a)(i), and the Shareholder Indemnified Persons may not recover Losses in respect of any claim for indemnification under Section 8.2(c)(i), unless and until Losses in accordance with Section 8.2(a)(i) or Section 8.2(c)(i), as the case may be, have been incurred, paid or properly accrued in an aggregate amount greater than $1,000,000 (the “Indemnification Threshold Amount”). Once the Indemnification Threshold Amount has been exceeded, the Parent Indemnified Persons or the Shareholder Indemnified Persons, as the case may be, shall be entitled to recover all Losses in excess of the Indemnification Threshold Amount, subject to the limitations set forth in this Article VIII. For purposes of the preceding sentences of this Section 8.3(a), in each instance where a Loss is less than $25,000, such Loss shall not be considered in determining whether the Parent Indemnified Persons or the Shareholder Indemnified Persons, as the case may be, have sustained Losses in excess of the Indemnification Threshold Amount, and the Indemnifying Shareholders or the Parent Indemnifying Parties, as the case may be, shall not be liable for such Loss. Notwithstanding the foregoing, no Threshold Amount shall apply to Losses resulting from a breach of representations and warranties relating to tax matters, including Section 4.9.

(b) Except in the case of fraud, the remedies provided in this Article VIII shall, after the Closing, be the sole and exclusive remedy available to the Parent Indemnified Persons and the Shareholder Indemnified Persons for any claim or cause of action arising out of, in connection with or under this Agreement or the transactions contemplated hereby.

(c) Subject to the next sentence and Section 8.3(d), recovery from the Escrow Fund, the Option Indemnity Holdback and the Earnout Indemnity Holdback shall be the sole and exclusive remedy of Parent, the Surviving Corporation and any Parent Indemnified Persons after the Effective Time for any Losses pursuant to Section 8.2(a) other than Losses resulting from a breach of the representations and warranties set forth in Section 4.3 (relating to the Company’s capital stock) and Losses resulting from a breach of representations, warranties, and covenants relating to tax matters, including Sections 4.9, 6.1(b)(xxi), and 6.16 or Losses referred to in Sections 8.2(a)(v) and (vi) (collectively, “Tax Losses”). With respect to such Losses, each Indemnifying Shareholder shall be severally liable for Losses for which any Parent Indemnified Person is entitled to indemnification pursuant to this Article VIII, provided, however, in no event shall any Indemnifying Shareholder be liable for any Tax Losses in excess of such Indemnifying Shareholder’s pro rata portion of the consideration actually received by such Person pursuant to the terms of this Agreement. Notwithstanding anything to the contrary contained in this Article VIII, any indemnification obligations of the Indemnifying Shareholders for any Losses pursuant to Section 8.2(a) (other than Tax Losses) shall first be drawn from the Escrow Fund, the Option Indemnity Holdback and the Earnout Indemnity Holdback, if any.

(d) Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent Parent or any Shareholder Indemnified Person, as the case may be, from bringing an action for fraud against any Person in accordance with applicable Law.

(e) Except as otherwise required by applicable Law, the parties shall treat any indemnification payments made hereunder as an adjustment to the Closing Consideration as specified in Section 2.6(c) for accounting and tax purposes.

(f) Losses for which any of the Parent Indemnified Persons are entitled to recovery shall be reduced by (i) the amount of any insurance proceeds actually recovered by the Parent Indemnified Persons with respect to such Losses or right of indemnification reduced by the present value of any increases in insurance premiums which Parent reasonably estimates to result from such recoveries, and (ii) any indemnity, contribution or other similar payment actually recovered by the Parent Indemnified Persons from any third party with respect to such Losses (other than those covered by clause (i) of this sentence). To the extent that any amounts are recovered by a Parent Indemnified Person following the payment of any Losses that would have reduced the amount of Losses pursuant to clauses (i) or (ii) of the immediately preceding sentence, such recovered amounts shall be promptly delivered to the Indemnifying Stockholders in accordance with Section 8.4.

(g) No Indemnifying Shareholder shall have any right of contribution, right of indemnity or other right or remedy against Parent or the Surviving Corporation in connection with any indemnification obligation or any other liability to which such Indemnifying Shareholder may become subject under or in connection with this Agreement. No Parent Indemnifying Party shall have any right of contribution, right of indemnity or other right or remedy against any holder of shares of Company Common Stock in connection with any indemnification obligation or any other liability to which such Parent Indemnifying Party may become subject under or in connection with this Agreement.

Section 8.4 Claim Period for Escrow Fund and Option Indemnity Holdback. The period during which claims for indemnification from the Escrow Fund or the Option Indemnity Holdback may be initiated (the “Escrow Claims Period”) shall commence at the Effective Time and terminate on the date that is eighteen (18) months following the Closing Date (the “Escrow Claim Period Expiration Date”). Within five (5) Business Days following the Escrow Claims Period Expiration Date, (a) the cash held in the Escrow Fund and (b) any amount of the Option Indemnity Holdback remaining, in each case less amounts necessary in the reasonable judgment of Parent to satisfy any unresolved or unsatisfied claims for Losses specified in any Officer’s Certificate delivered to the Escrow Agent and the Shareholders Representative prior to the Escrow Claim Period Expiration Date (such amount to be set forth in a certificate signed by an officer of Parent and delivered to the Escrow Agent and the Shareholders Representative prior to the Escrow Claim Period Expiration Date, or, if no such certificate is delivered, the aggregate amounts set forth in any unresolved or unsettled claims for Losses set forth in Officer’s Certificates delivered to the Escrow Agent and the Shareholders Representative prior to the Escrow Claim Period Expiration Date), shall be released and paid to the Indemnifying Shareholders. Notwithstanding anything contained in this Agreement to the contrary, at the conclusion of the Escrow Claims Period, such portion of the Escrow Fund and the Option Indemnity Holdback as may be necessary in the reasonable judgment of Parent to satisfy any unresolved or unsatisfied claims for Losses specified in any Officer’s Certificate delivered to the Escrow Agent and the Shareholders Representative prior to expiration of the Escrow Claims Period shall remain in the Escrow Fund or retained by Parent, as the case may be, until such claims for Losses have been resolved or satisfied, whereupon such portion of the Escrow Fund and the Option Indemnity Holdback so retained in respect of the claim for Losses so resolved or satisfied shall be released to the Indemnifying Shareholders to the extent not applied to the satisfaction of such claim within five (5) Business Days following the final resolution of claim.

Section 8.5 Claims Procedure. As soon as reasonably practicable after Parent becomes aware of any claim that might result in an Loss that the Parent Indemnified Persons have under Section 8.2(a), or any Shareholder Indemnified Person becomes aware of any claim that might result in an Loss that any Shareholder Indemnified Person has under Section 8.2(b), Parent shall deliver to the Shareholders Representative (and, if cash remains in the Escrow Fund and it is prior to the Escrow Claim Period Expiration Date, to the Escrow Agent) a certificate signed by any officer of Parent (an “Officer’s Certificate”), or the Shareholders Representative shall deliver to the Parent a certificate signed by the Shareholders Representative (a “Claim Certificate”):

(a) stating that an Indemnified Person or Shareholder Indemnified Person, as the case may be, has incurred, paid or properly accrued, or reasonably anticipates that it may incur, pay or properly accrue, Losses;

(b) stating the amount of such Losses (which, in the case of Losses not yet incurred, paid or properly accrued, may be the maximum amount in good faith anticipated to be incurred, paid or properly accrued); and

(c) specifying in reasonable detail (based upon the information then possessed by Parent or the Shareholders Representative, as the case may be) the individual items of such Losses included in the amount so stated and the nature of the claim to which such Losses are related.

No delay in or failure to give an Officer’s Certificate by Parent to the Shareholders Representative or the Escrow Agent, if applicable, or a Claim Certificate by the Shareholders Representative to the Parent, pursuant to this Section 8.5 will adversely affect any of the other rights or remedies that Parent or any Shareholder Indemnified Person has under this Agreement or alter or relieve the Indemnifying Shareholders or the Parent Indemnifying Parties of their obligations to indemnify the Parent Indemnified Persons or the Shareholder Indemnified Persons, except and to the extent that such delay or failure has materially prejudiced the Indemnifying Shareholders or Parent Indemnifying Parties, unless Parent shall have failed to deliver the Officer’s Certificate to the Shareholders Representative, or the Shareholders Representative shall have failed to deliver the Claim Certificate to the Parent, in each case prior to the applicable Expiration Date for the representation or warranty, the breach of which gives rise to the claim of an Loss, as provided in Section 8.1.

Section 8.6 Objections to Claims. The Shareholders Representative may object to any claim set forth in such Officer’s Certificate, and the Parent may object to any claim set forth in such Claim Certificate, by delivering written notice to Parent (and, if cash remains in the Escrow Fund and it is prior to the Escrow Claim Period Expiration Date, to the Escrow Agent) of the Shareholders Representative’s objection or by delivering written notice to the Shareholders Representative of the Parent’s objection, as the case may be (an “Objection Notice”). The person delivering the Objection Notice is referred to herein as the “Objecting Party” and the person submitting the Officer’s Certificate or the Claim Certificate in respect of which the Objection Notice is delivered is referred to herein as the “Claiming Party.” Such Objection Notice must describe the grounds for such objection in reasonable detail. If an Objection Notice is not delivered by the Shareholders Representative to Parent, or by the Parent to the Shareholders Representative, within thirty (30) days after delivery by Parent of the Officer’s Certificate or delivery by the Shareholders Representative of the Claim Certificate, as the case may be (the “Objection Period”), such failure to so object shall be an irrevocable acknowledgment by the Shareholders Representative or the Parent, as the case may be, that the Parent Indemnified Persons or the Shareholder Indemnified Persons, as the case may be, are entitled to indemnification under Section 8.2 for the full amount of the Losses set forth in such Officer’s Certificate or Claim Certificate.

Section 8.7 Resolution of Objections to Claims. If an Objecting Party shall deliver an Objection Notice, the Claiming Party shall have thirty (30) days after its receipt of the Objection Notice to respond in a written statement to such objection.

(a) If after such 30-day period there remains a dispute as to any claims, the Objecting Party and Claiming Party shall attempt in good faith for twenty (20) days thereafter to agree upon the rights of the respective parties with respect to each of such claims.

(b) If no such agreement can be reached after good faith negotiation, the Objecting Party and Claiming Party shall appoint within ten (10) days after the expiration of such 20-day period an impartial mediator to hold a one-day mediation in Los Angeles, California as soon as practicable. The Company and Parent shall each bear one half of the cost of the mediator. In the event that the parties cannot mutually agree within ten (10) days on a mutual mediator, any party may seek appointment of a mediator by a court of competent jurisdiction.

(c) If no agreement can be reached after good faith mediation, the Objecting Party shall have the option of demanding arbitration under Section 10.14 within sixty (60) days after the delivery of the Objection Notice, and if such option is so exercised within such 60-day period, the arbitration provisions of Section 10.14 shall be followed and the decision of the arbitrator regarding such claim shall be binding and conclusive upon the parties to this Agreement; it being understood that, if no such agreement can be reached after good faith mediation and the Objecting Party fails to demand arbitration under Section 10.14 with respect to such claims within such 60-day period, then the Objection Notice and all claims thereunder shall be deemed to be withdrawn by the Objecting Party and the Objecting Party shall not thereafter assert any such claims that are mentioned in whole or in part within the Objection Notice.

Section 8.8 Payment of Claims.

(a) If no Objection Notice is delivered by the Shareholders Representative or Parent, as the case may be, within the Objection Period, or if an Objection Notice is delivered by the Shareholders Representative or Parent, as the case may be, within the Objection Period, but such Objection Notice is only with respect to a portion of the Losses stated in the applicable Officer’s Certificate or Claim Notice:

(i) On the 31st day following the Escrow Agent’s and the Shareholders Representative’s receipt of an Officer’s Certificate, (A) the Escrow Agent shall release to Parent as soon as practicable out of the Escrow Fund, to the extent cash remains therein, and (B) Parent shall permanently retain for its own benefit out of the Option Indemnity Holdback, to the extent any portion remains, together, pro rata as between the Escrow Fund and the Option Indemnity Holdback, an amount of cash equal to (I) the amount of the Losses set forth in the Officer’s Certificate, if no Objection Notice was delivered by the Shareholders Representative or (II) the amount of the portion of the Losses set forth in such Officer’s Certificate to which no objection was made, if an Objection Notice was delivered by the Shareholders Representative; provided, however, that, to the extent that such Losses have not then been incurred or paid by such Parent Indemnified Person, Parent (on behalf of itself or any other Parent Indemnified Person) shall not be so entitled to receive, and the Escrow Agent shall not deliver, and Parent shall not permanently retain, funds in respect thereof unless and until such Losses are actually incurred or paid by such Parent Indemnified Person.

(ii) On the 31st day following the Parent’s receipt of a Claim Certificate, the Shareholders Representative shall deliver a notice to Parent notifying the Parent of Parent’s obligation under this Agreement to pay to the Shareholder Indemnified Person or Persons in cash an amount equal to (A) the amount of the Losses set forth in the Claim Certificate, if no Objection Notice was delivered by the Parent or (B) the amount of the portion of the Losses set forth in the Claim Certificate to which no objection was made, if an Objection Notice was delivered by the Parent, and the Parent shall deliver such amount of cash to the Shareholders Representative within seven (7) days of receipt of such notice.

(b) If an Objection Notice is delivered by the Shareholders Representative within the Objection Period or an Objection Notice is delivered by the Parent within the Objection Period:

(i) If an agreement between the Objecting Party and the Claiming Party is reached in accordance with Section 8.7(a), the Shareholders Representative and Parent shall each execute a memorandum setting forth their agreement, which, if Parent is the Claiming Party, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute any cash then remaining in the Escrow Fund in accordance with the terms thereof and Parent shall permanently retain for its own benefit any portion of the Option Indemnity Holdback in accordance with the terms thereof. If the Claiming Party is the Shareholders Representative, the Parent Indemnifying Parties shall make payments in accordance with the terms of the memorandum.

(ii) If an agreement is reached through mediation in accordance with Section 8.7(b), the Shareholders Representative and Parent shall each execute a memorandum setting forth their agreement, which, if the Parent is the Claiming Party, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute any cash then remaining in the Escrow Fund in accordance with the terms thereof and Parent shall permanently retain for its own benefit any portion of the Option Indemnity Holdback in accordance with the terms thereof. If the Claiming Party is the Shareholders Representative, the Parent Indemnifying Parties shall make payments in accordance with the terms of the memorandum.

(iii) If a determination is made through arbitration in accordance with Section 8.7(c), the Escrow Agent shall be entitled to act in accordance with the decision of the arbitrator, and make or withhold payments out of the Escrow Fund in accordance therewith (and Parent shall permanently retain for its own benefit or make payments of any portion of the Option Indemnity Holdback in accordance with the terms thereof), and the Parent Indemnifying Parties shall make payments in accordance with the decision of the arbitrator, as the case may be.

Section 8.9 Third Party Claims. If Parent becomes aware of a third-party claim which Parent believes may result in a claim for indemnification in accordance with Section 8.2(a) by or on behalf of a Parent Indemnified Person, Parent shall promptly notify the Shareholders Representative of such third-party claim, and provide the Shareholders Representative the opportunity to participate, subject to the control of Parent, at its own cost in any defense of such claim. Parent shall not settle any such claim without the prior written consent of the Shareholders Representative, which consent shall not be unreasonably withheld. If the Shareholders Representative consents to any such settlement, neither the Shareholders Representative nor any shareholder of the Company immediately prior to the Effective Time shall have any power or authority to object to the amount or validity of any claim by or on behalf of any Parent Indemnified Person for indemnity with respect to such settlement.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by the mutual written consent of Parent, Merger Sub and the Company;

(b) by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the Merger or any other transactions contemplated by this Agreement, and such Governmental Order shall have become final and unappealable; provided, however, that the terms of this Section 9.1(b) shall not be available to any party unless such party shall have complied with its obligations pursuant to Section 6.5; and

(c) by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if the Merger shall not have been consummated on or before September 30, 2007, unless the failure to consummate the Merger on or prior to such date is the result of any action or inaction under this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 9.1(c).

(d) by Parent, if the Company shall have breached any representation, warranty or covenant contained herein and (i) such breach shall not have been cured within thirty days after receipt by the Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (ii) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.2(a) or (e) to be satisfied (provided, however, that the termination right under this Section ý9.1(d) shall not be available to Parent if Parent is at that time in material breach of this Agreement); or

(e) by the Company, if Parent or Merger Sub shall have breached any representation, warranty or covenant contained herein and (i) such breach shall not have been cured within thirty days after receipt by Parent of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (ii) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section ý7.1(a) to be satisfied; provided, however, that the right to terminate this Agreement under this Section ý9.1(e) shall not be available to the Company if the Company is at that time in material breach of this Agreement).

Section 9.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 9.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement or any of their respective officers, directors, shareholders or Affiliates; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any intentional, material breach of any agreement or covenant hereunder that occurred prior to the termination of this Agreement; and provided, further, that notwithstanding the foregoing, the terms of Section 6.4, this Section 9.2 and Article X shall survive any termination of this Agreement, whether in accordance with Section 9.1 or otherwise.

ARTICLE X.

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties and covenants or other agreements set forth in this Agreement, or in any certificate, instrument or other document delivered pursuant to or in connection with this Agreement, shall survive the Closing, except as otherwise provided in Article VIII and except for the covenants and other agreements set forth in Article II, Section 6.7, Section 6.9, this Article X and any other agreement which contemplates performance after the Merger.

Section 10.2 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.3 Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party’s costs and reasonable attorneys’ fees incurred in connection with each and every such action, suit or other proceeding, including any and all appeals and petitions therefrom.

Section 10.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier (such as DHL or FedEx), two (2) Business Days after mailing; (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 10.4, when transmitted (with acknowledgement of complete transmission); and (iv) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

(a) if to the Company (prior to the Closing), to:

Mezi Media
103 E. Lemon Avenue, Suite 200
Monrovia, CA 91016
Attention:	Talmadge O’Neill
Facsimile:	(623) 932-1121

with a copy (which shall not constitute notice) to:
Jones Day 1755 Embarcadero Road Palo Alto, California 94303 Attention: Facsimile:	Daniel R. Mitz Sean M. McAvoy (650) 739-3900

(b) if to Parent or Merger Sub or, if after the Closing, to the Company, to:

ValueClick, Inc.
30699 Russell Ranch Rd., Suite 250
Westlake Village, California 91362
Attention: Facsimile:	Samuel J. Paisley (818) 575-4505

with a copy (which shall not constitute notice) to:
Gibson Dunn & Crutcher LLP 333 South Grand Avenue
Los Angeles, California 90071-3197
Attention: Facsimile:	Bradford P. Weirick (213) 229-6765

Section 10.5 Interpretation. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. References to Articles or Sections in this Agreement, unless otherwise indicated, are references to Articles or Sections of this Agreement. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the terms or provisions of this Agreement. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation;” (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; and (iv) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular term or provision of this Agreement, unless otherwise specified.

Section 10.6 Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the parties to this Agreement shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

Section 10.7 Entire Agreement. This Agreement (including the Disclosure Schedule and the Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

Section 10.8 Assignment. Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

Section 10.9 Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by all of the parties to this Agreement. Any failure of the parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the parties to this Agreement may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.9.

Section 10.10 Equitable Remedies. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 10.10 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue. The parties to this Agreement hereby agree that irreparable damage would occur in the event any of the terms or provision of this Agreement required to be performed prior to the Effective Time are not performed in accordance with the terms of this Agreement and that, prior to the Effective Time, the parties to this Agreement shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or in equity.

Section 10.11 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed entirely within such State without regard to its conflicts of laws provisions. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any California State court, or federal court of the United States of America, sitting within the State of California, and any appellate court from any thereof, in any action or proceeding initiated prior to the Effective Time (or after the Effective Time if specific performance is sought) arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding prior to the Effective Time (or after the Effective Time if specific performance is sought) except in such courts; (ii) agrees that any claim in respect of any such action or proceeding prior to the Effective Time (or after the Effective Time if specific performance is sought) may be heard and determined in such California State court or, to the extent permitted by Law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding prior to the Effective Time (or after the Effective Time if specific performance is sought) in any such California State or Federal court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding prior to the Effective Time (or after the Effective Time if specific performance is sought) in any such California State or Federal court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding prior to the Effective Time (or after the Effective Time if specific performance is sought) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 10.12 Exclusivity of Representations and Warranties. It is the explicit intent and understanding of each of the parties to this Agreement that no party to this Agreement, nor any of their respective Affiliates, representatives or agents, is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement (as qualified by the Disclosure Schedule).

Section 10.13 Shareholders Representative.

(a) Appointment. The parties have agreed that it is desirable to designate a representative to act on behalf of the holders of Company Common Stock for certain limited purposes (the “Shareholders Representative”). The parties have designated Talmadge O’Neill as the initial Shareholders Representative, and approval of this Agreement by the holders of Company Common Stock shall constitute ratification and approval of such designation by the holders of Company Common Stock, and agreement by the holders of Company Common Stock to reimburse the Shareholders Representative for all reasonable expenses, disbursements and advances (including fees and disbursements of his counsel, experts and other agents and consultants) incurred by the Shareholders Representative in such capacity, and to indemnify the Shareholders Representative against any loss arising out of any actions taken or omitted to be taken in his capacity as Shareholders Representative (except for those arising out of the Shareholders Representative’s gross negligence or willful misconduct) including the costs and expenses of investigation and defense of claims. The Shareholders Representative hereby accepts such appointment. The Shareholders Representative may resign at any time, and the Shareholders Representative may be removed by the vote of Persons that collectively held shares constituting more than a majority of the outstanding shares of Company Common Stock immediately prior to the Effective Time (“Majority Holders”). In the event that the Shareholders Representative has resigned or been removed, a new Shareholders Representative shall be appointed by the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Shareholders Representative.

(b) Authority and Liability. The Shareholders Representative shall have such powers and authority as are necessary to carry out the functions assigned to the Shareholders Representative under this Agreement; provided, however, that the Shareholders Representative shall have no obligation to act on behalf of the holders of Company Common Stock except as expressly provided herein. Without limiting the foregoing, the Shareholders Representative shall be the exclusive agent for and on behalf of the shareholders of the Company immediately prior to the Effective Time to:

(i) give and receive notices and communications to or from Parent (on behalf of itself or any other Parent Indemnified Person) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby, including with respect to matters relating to Earnout Consideration;

(ii) authorize deliveries to Parent of cash or other property from the Escrow Fund and the Option Indemnity Holdback in satisfaction of claims asserted by Parent (on behalf of itself or any other Parent Indemnified Person, including by not objecting to such claims);

(iii) object to such claims in accordance with Section 8.6;

(iv) consent or agree to, negotiate, enter into settlements and compromises of, and demand mediation and arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims;

(v) consent or agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts with respect to, disputes; and

(vi) take all actions necessary or appropriate in the judgment of the Shareholders Representative for the accomplishment of the foregoing, including retaining counsel, accountants and other advisors, in each case without having to seek or obtain the consent of any Person under any circumstance.

The Shareholders Representative shall be the sole and exclusive means of asserting or addressing any of the above and no former shareholder shall have any right to act on its own behalf with respect to any such matters, other than any claim or dispute against the Shareholders Representative. The Shareholders Representative shall have no liability to Parent, Merger Sub, the Company, the Surviving Corporation or the holders of Company Common Stock with respect to actions taken or omitted to be taken in its capacity as Shareholders Representative, except with respect to the Shareholders Representative’s gross negligence or willful misconduct. The Shareholders Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Shareholders Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Shareholders Representative, unless the Shareholders Representative is holding funds delivered to him under this Section 10.13(b) and/or has been provided with other funds, security or indemnities which, in the sole determination of the Shareholders Representative, are sufficient to protect the Shareholders Representative against the Losses which may be incurred by the Shareholders Representative in responding to such direction or taking such action. The Shareholders Representative shall be entitled to engage such counsel, experts and other agents and consultants as he shall deem necessary in connection with exercising his powers and performing his function hereunder and (in the absence of bad faith on the part of the Shareholders Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons.

Section 10.14 Binding Arbitration. Except as provided in Sections 2.8(e), 8.6, 8.7, 10.11, 10.12 and the second sentence of 10.13(a), all disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of the negotiation or performance of this Agreement, breach of this Agreement or the transactions contemplated by this Agreement subsequent to the Effective Time shall be resolved as follows:

(a) Any disputes shall be settled under the applicable rules of arbitration (except as set forth below) of Judicial Arbitration and Mediation Services as amended from time to time and as modified in this Section 10.15. Within ten (10) days after filing demand for arbitration, the parties shall agree on one neutral arbitrator. If the parties cannot agree within such time then any party may seek an order from a court of competent jurisdiction in California appointing such an arbitrator.

(b) The arbitration shall take place in Los Angeles, California and shall be the exclusive forum for resolving such disputes, controversies or claims. The arbitrator shall have the power to order hearings and meetings to be held in such place or places as he or she deems in the interests of reducing the total cost to the parties of the arbitration.

(c) The arbitration shall be held before a single arbitrator, who shall be required to issue a written decision which decides the issues brought before the arbitrator in accordance with the law governing this Agreement. The arbitrator shall have the power to order equitable remedies. The arbitrator may hear and rule on dispositive motions as part of the arbitration proceeding (e.g. motions for summary disposition).

(d) The arbitrator may appoint an expert only with the consent of all of the parties to the arbitration.

(e) The arbitrator’s fees and the administrative expenses of the arbitration shall be paid equally by the parties. Each party to the arbitration shall pay its own costs and expenses (including attorney’s fees) in connection with the arbitration.

(f) The award rendered by the arbitrator shall be executory, final and binding on the parties. The award rendered by the arbitrator may be entered into any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Such court proceeding shall disclose only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order.

(g) Except as required by law, the arbitration proceedings and decision shall be confidential. Neither any party nor the arbitrator may disclose the existence, content or results of an arbitration brought in accordance with this Agreement, or any portion of the record, or any evidence or pleadings.

(h) Each party to this Agreement hereby agrees that in connection with any such action process may be served in the same manner as notices may be delivered under Section 10.4 and irrevocably waives any defenses it may have to service in such manner.

Section 10.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Agreement and Plan of Merger as of the day and year first above written.

VALUECLICK, INC.,

a Delaware corporation

By:
Name:
Title:

MM ACQUISITION CORP.,

a California corporation

By:
Name:
Title:

MEZI MEDIA

a California corporation

By:
Name:
Title:

Talmadge O’Neill, as Shareholders Representative, solely for the purpose of agreeing to the provisions of Section 10.13 hereof

By:
Name:
Title: